Exhibit 2.1
EXECUTION COPY
PURCHASE AND SALE AGREEMENT
by and among
REGENCY HOSPITAL COMPANY, L.L.C.,
THE SELLERS NAMED HEREIN,
THE REPRESENTATIVE NAMED HEREIN,
INTENSIVA HEALTHCARE CORPORATION
and
SELECT MEDICAL CORPORATION
June 18, 2010

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(continued)

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(continued)

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(continued)

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LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Escrow Agreement
Exhibit C	Company Closing Certificate
Exhibit D	Company Secretary Certificate
Exhibit E	Form of Audit Report from Ernst and Young LLP
Exhibit F	Financial Statements Certificate
Exhibit G	FIRPTA Affidavit
Exhibit H	Instrument of Assignment
Exhibit I	Buyer Closing Certificate
Exhibit J	Buyer Secretary Certificate
Exhibit K	Post-Signing Macon Capital Expenditure Monthly Budget
LIST OF SCHEDULES
Seller Disclosure Letter
Buyer Disclosure Letter
Company Disclosure Letter
Schedule 1E: Purchase Price Allocation
Schedule 8A(iii): Applicable Accounting Principles

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PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of June 18, 2010, by and among (i) Regency Hospital Company, L.L.C., a Delaware limited liability company (the “Company”), (ii) each of Waud Capital Partners, L.P., a Delaware limited partnership, Waud Capital Partners, L.L.C., a Delaware limited liability company, Waud Capital Affiliates, LLC, a Delaware limited liability company, Waud Realty — Minneapolis LLC, a Delaware limited liability company, George Bruton, The Mecklenburg Grantor Trust, Rod Laughlin, Anne Mullendore, and Ron Spaeth (each, a “Seller” and, collectively, the “Sellers”), (iii) Waud Capital Partners, L.L.C., solely in its capacity as representative of the Sellers as set forth in this Agreement (the “Representative”), (iv) Intensiva Healthcare Corporation, a Delaware corporation (“Buyer”), and (v) solely for purposes of Section 11U, Select Medical Corporation, a Delaware corporation (“Guarantor”). Unless otherwise defined herein, capitalized terms used herein are defined in Exhibit A.
WHEREAS, the Sellers own collectively 100% of the issued and outstanding equity securities of the Company, consisting of WRLLC Units, Special Units, Preferred Units, Class A Units and Class B Units of the Company (collectively, the “Acquired Securities”);
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, all of the Acquired Securities for the consideration described herein; and
WHEREAS, the respective boards of managers or directors or other governing bodies, as applicable, of each Seller, the Company and Buyer have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:
ARTICLE 1
PURCHASE AND SALE
1A. Purchase and Sale of Acquired Securities. On the terms and subject to the conditions set forth in this Agreement, at the Closing and upon payment of the Estimated Purchase Price and the delivery of the other amounts by Buyer in accordance with Section 1C, Buyer shall purchase and accept from the Sellers, and the Sellers shall sell to Buyer, free and clear of all Liens (other than Permitted Encumbrances of the type described in clause (i) of the definition thereof or Liens created by Buyer), all of the Acquired Securities.
1B. Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the purchase and sale of the Acquired Securities (the “Closing”) shall take place, and the parties hereto shall consummate such purchase and sale, at the Chicago, Illinois offices of Kirkland & Ellis LLP on the fifth (5th) Business Day after satisfaction or waiver of the latest to occur of the conditions set forth in Article 2, except for those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing, unless the parties shall mutually agree on another date. The date on which the Closing shall occur is referred to herein as the “Closing Date.” At the Closing, subject to the terms and conditions set forth in this Agreement, Buyer shall make the payments and deliveries contemplated by Section 1C and deliver to the Representative all of the certificates, instruments and documents required to be delivered by Buyer under Section 2C in order for the conditions of each of the Sellers and the Company to be satisfied, and the Representative shall deliver to Buyer all of the certificates, instruments and documents required to be delivered under Section 2B in order for the conditions of Buyer to be satisfied.
1C. Closing Distributions.
(i) No later than three (3) Business Days prior to the Closing, the Company shall provide Buyer with a statement setting forth its good faith estimate (which estimate shall be reasonably satisfactory to Buyer) of (i) the Estimated Closing Indebtedness, (ii) the Estimated Closing Net Working Capital, and (iii) the Estimated Purchase Price resulting therefrom (the “Estimated Closing Statement”), together with an estimated balance sheet of the Company and its Subsidiaries, on a consolidated basis, as of the Adjustment Calculation Time (the “Estimated Closing Balance Sheet”) (accompanied by any supporting work papers and other similar material used by the Company to prepare the Estimated Closing Statement and the Estimated Closing Balance Sheet).
(ii) At the Closing, on the terms and subject to the conditions set forth in this Agreement, Buyer shall pay to the Representative (on behalf of the Sellers) an aggregate amount in cash (the “Closing Cash Payment”) equal to (x) the Estimated Purchase Price less (y) the Escrow Deposit Amount, by wire transfer of immediately available funds from Buyer to the account designated by the Representative (which account shall be designated by the Representative in writing at least three (3) Business Days prior to the Closing Date). The Closing Cash Payment shall be allocated among the Sellers, and distributed to the Sellers by the Representative, in accordance with written instructions which shall be delivered to Buyer not less than one (1) Business Day prior to the Closing.
(iii) At the Closing, on the terms and subject to the conditions set forth in this Agreement, Buyer shall deliver, by wire transfer of immediately available funds, the Escrow Deposit Amount to the Escrow Agent for deposit into a separate escrow account (the “Escrow Account”) established pursuant to the terms of an escrow agreement, substantially in the form of Exhibit B (the “Escrow Agreement”), among Buyer, the Representative and the Escrow Agent. The Escrow Funds shall be maintained separately in the Escrow Account. The fees and expenses of the Escrow Agent shall be paid 50% by Buyer and 50% by the Representative (on behalf of the Sellers). The Escrow Account will be divided into the following two sub-accounts:
(a) An aggregate amount in cash equal to the Purchase Price Adjustment Escrow Amount shall be deposited into a separate subaccount (the “Purchase Price Adjustment Escrow Account”). The Purchase Price Adjustment Escrow Amount shall be distributed in accordance with the provisions of this Agreement and the Escrow Agreement.
(b) An aggregate amount in cash equal to the General Escrow Amount shall be deposited into a separate subaccount (the “General Escrow Account”). The General Escrow Amount shall be distributed in accordance with the provisions of this Agreement and the Escrow Agreement.
(iv) At the Closing, on the terms and subject to the conditions set forth in this Agreement, Buyer shall pay to the intended beneficiaries thereof (as identified by the Representative to Buyer at least three (3) Business Days prior to the Closing Date) (a) amounts due and owing pursuant to the Funded Indebtedness, (b) the Company Transaction Expenses, (c) the Representative Expenses, and (d) any other liabilities included in the computation of

Estimated Closing Indebtedness (other than the Ohio Matter Payoff Amount) which Representative instructs Buyer to pay at the Closing.
1D. Purchase Price Adjustment.
(i) Within 120 days following the Closing Date, the Company shall, and Buyer shall cause the Company to, prepare and deliver to the Representative (a) an unaudited consolidated balance sheet of the Company as of the Adjustment Calculation Time (the “Closing Balance Sheet”), and (b) a statement (the “Closing Statement”) setting forth the Company’s calculation of Closing Net Working Capital and Closing Indebtedness and the Purchase Price resulting therefrom. The Closing Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with the Applicable Accounting Principles. The Closing Statement shall, with respect to the Closing Net Working Capital and the Closing Indebtedness, be derived from the Closing Balance Sheet, and shall, with respect to the Closing Net Working Capital and the Closing Indebtedness, be prepared in accordance with the applicable definitions set forth in this Agreement. During the 30 days immediately following the Representative’s receipt of the Closing Balance Sheet and the Closing Statement and any period of dispute with respect thereto thereafter, Buyer shall, and shall cause the Company to, (x) provide the Representative and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data and employees and accountants (subject to signing a customary accountant’s release) of the Company related to the Closing Balance Sheet and the Closing Statement for purposes of their review of the Closing Balance Sheet and the Closing Statement, and (y) cooperate with the Representative and its representatives in connection with such review, including providing on a timely basis all other information necessary or useful in connection with the review of the Closing Balance Sheet and the Closing Statement as is reasonably requested by the Representative or its representatives. The Closing Balance Sheet, the Closing Statement and the resulting calculation of Closing Net Working Capital and Closing Indebtedness and the Purchase Price resulting therefrom shall become final and binding upon the parties at 5:00 p.m. Eastern Prevailing Time on the 30th day following the Representative’s receipt thereof unless the Representative gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date; provided that the Closing Balance Sheet and the Closing Statement shall become final and binding after such 30 day period with respect to any items not relating to the dispute identified in a Notice of Disagreement; provided further that a Notice of Disagreement may only be based on a claim that the Closing Balance Sheet (or the Closing Statement or the components thereof) was not prepared in accordance, or is otherwise inconsistent, with the terms of this Agreement; provided further that the Closing Balance Sheet, the Closing Statement and the resulting calculation of Closing Net Working Capital and Closing Indebtedness and the Purchase Price resulting therefrom shall become final and binding upon the parties upon the Representative’s delivery, prior to the expiration of the 30-day period, of written notice to Buyer of its acceptance of the Closing Balance Sheet and the Closing Statement. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted, and shall specify the line item or items on the Closing Balance Sheet (or the Closing Statement, as applicable) which the Representative disagrees with and the amount of each such line item or items as calculated by the Representative.
(ii) If a timely Notice of Disagreement is delivered by the Representative pursuant to Section 1D(i), then the Closing Balance Sheet and the Closing Statement (as revised in accordance with this Section 1D(ii)), and the resulting calculation of Closing Net Working Capital and Closing Indebtedness and the Purchase Price resulting therefrom, shall become final and binding upon the parties on the earlier of (a) the date any and all matters specified in the

Notice of Disagreement are finally resolved in writing by the Representative and Buyer and (b) the date any and all matters specified in the Notice of Disagreement not resolved by the Representative and Buyer are finally resolved in writing by the Arbiter (as defined below). The Closing Balance Sheet and the Closing Statement shall be revised to the extent necessary to reflect any resolution by the Representative and Buyer and any final resolution made by the Arbiter in accordance with this Section 1D(ii). During the 30 days immediately following the delivery of a Notice of Disagreement or such longer period as the Representative and Buyer may agree in writing, the Representative and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement, and all such discussions related thereto shall (unless otherwise agreed by Buyer and the Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. At the end of such 30-day period, the Representative and Buyer shall submit to KPMG LLP (the “Arbiter”) for review and resolution of any and all matters (but only such matters) which remain in dispute and which were included in the Notice of Disagreement, and if KPMG LLP is unwilling or unable to act in such capacity (or is conflicted), then the Representative and Buyer shall attempt to mutually agree on who shall serve as the Arbiter, and if the Representative and Buyer cannot agree upon the Arbiter within ten (10) Business Days after KPMG LLP has given notice that it will not serve as Arbiter, then the Representative and Buyer shall each select, within five days of the end of such 10-day period, a nationally recognized consulting or accounting firm with expertise in financial analysis and the firm selected by the Representative and the firm selected by Buyer shall mutually and promptly (and in any event within five days) select a third nationally recognized consulting or accounting firm with expertise in financial analysis to serve as the Arbiter. Buyer and the Representative shall instruct the Arbiter to, and the Arbiter shall, make a final determination of the items included in the Closing Balance Sheet and the Closing Statement (to the extent such amounts are in dispute) in accordance with the requirements and procedures set forth in this Agreement. Buyer and the Representative will cooperate (and Buyer shall cause the Company to cooperate) with the Arbiter during the term of its engagement. Buyer and the Representative shall instruct the Arbiter not to, and the Arbiter shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand. Buyer and the Representative shall also instruct the Arbiter to, and the Arbiter shall, make its determination based solely on presentations by Buyer and the Representative that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Closing Balance Sheet, the Closing Statement and the resulting calculation of Closing Net Working Capital and Closing Indebtedness and the Purchase Price resulting therefrom shall become final and binding on the parties hereto on the date the Arbiter delivers its final resolution in writing to Buyer and the Representative (which final resolution shall be requested by the terms of the engagement with the Arbiter to be not more than 30 days from the date of such engagement and no more than 10 Business Days from the final submission of information and testimony by Buyer and Representative to the Arbiter), and such resolution by the Arbiter shall not be subject to court review or otherwise appealable but shall be enforceable by a court of competent jurisdiction. The fees and expenses of the Arbiter pursuant to this Section 1D(ii) shall be borne by Buyer, on the one hand, and the Representative, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each party bears to the aggregate amount actually contested by such party.
(iii) If the Estimated Purchase Price is less than the Purchase Price (such shortfall, the “Deficit Amount”), then within five (5) Business Days after the Closing Balance Sheet and the Closing Statement become final and binding on the parties pursuant to this Section 1D, (a) Buyer shall make payment of the Deficit Amount by wire transfer of immediately available funds to the

Representative (on behalf of the Sellers) and (b) Buyer and the Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to immediately make payment to, or as directed by, the Representative of an amount equal to the entire amount in the Purchase Price Adjustment Escrow Account. If the Estimated Purchase Price is greater than the Purchase Price (such excess, the “Excess Amount”), then within five (5) Business Days after the Closing Balance Sheet and the Closing Statement become final and binding on the parties pursuant to this Section 1D, Buyer and the Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to immediately make payments in the following order: (x) first, to Buyer, by wire transfer of immediately available funds to, or as directed by, Buyer, an amount equal to the Excess Amount from the Purchase Price Adjustment Escrow Account (and to the extent there are not sufficient funds in the Purchase Price Adjustment Escrow Account, from the General Escrow Account), and (y) second, to the Representative, by wire transfer of immediately available funds to, or as directed by, the Representative, an amount equal to the entire amount then remaining in the Purchase Price Adjustment Escrow Account (if any) after Buyer has first received payment in accordance with clause (x) above.
(iv) Any payment pursuant to Section 1D(iii) shall be made together with interest thereon at a rate per annum equal to the rate of interest published by The Wall Street Journal as the “prime rate” at large U.S. money center banks on the Closing Date, calculated on the basis of the number of days elapsed from the Closing Date to the date of payment. Any interest payable by Buyer shall be paid to the Representative.
(v) Subject to Section 10I, any amounts received by the Representative pursuant to this Section 1D shall be received for the benefit of the Sellers.
(vi) Buyer and the Sellers agree that (a) the payment of the Excess Amount (if any) from the Purchase Price Adjustment Escrow Account and, if applicable, the General Escrow Account as provided in Section 1D(iii) shall be the sole and exclusive remedy for Buyer for payment of the Excess Amount (if any) and (b) the working capital adjustment and indebtedness adjustment provided for in this Section 1D, and the dispute resolution provisions provided for in this Section 1D, shall be the exclusive remedies for the matters addressed therein. For the avoidance of doubt, and without limiting the generality of the foregoing, no claim by Buyer for the payment of the Excess Amount shall be asserted against the Seller Parties.
1E. Purchase Price Allocation. The Purchase Price (as adjusted pursuant to this Agreement and as increased by the amounts treated as assumed Company liabilities for federal income tax purposes and other amounts treated as taxable sales consideration for federal income tax purposes) shall be allocated to the assets of the Company and its Subsidiaries (other than the assets of the Partnership Subsidiaries and Regency Management Company, Inc.) for all Tax purposes in accordance with their respective fair market values pursuant to an allocation schedule to be prepared after the Closing in accordance with Sections 1060, 741, and 751 of the Code and the regulations adopted thereunder and using the methodologies set forth on Schedule 1E (the “Asset Allocation”). Within 120 days after the Closing Date, Buyer shall deliver a copy of its initial determination of the Asset Allocation to the Representative. The Representative shall, within 30 days after receipt of the initial determination of the Asset Allocation by Buyer, notify Buyer if it disagrees with such initial determination (provided that Representative shall not disagree with any allocation to the stock of Regency Management Company, Inc. determined by Buyer to be equal to the adjusted tax basis of the assets less any liabilities of such entity as of the Closing Date), and if the Representative does not so notify Buyer within such 30 days, the initial Asset Allocation shall be final and binding on the parties. If the Representative disagrees with such initial Asset Allocation (subject to the proviso in the immediately preceding sentence), Buyer and the Representative shall make a good faith effort to resolve the dispute. If Buyer and the Representative have been unable to resolve their differences within 30 days after Buyer has been notified of the Representative’s disagreement with the initial Asset Allocation, then any remaining disputed issues shall be submitted to the Arbiter, who shall resolve the disagreement in a final binding manner in accordance with the dispute resolution procedures set forth in Section 1D(ii) of this Agreement. Except as may be required by applicable Legal Requirements, Buyer and the Representative on behalf of the Sellers will (i) prepare all Tax books, records, and filings (including Internal Revenue Service Forms 8594 and 8308) in a manner consistent with the Asset Allocation (as determined pursuant to this Section 1E) and (ii) not take any action inconsistent therewith with respect to Tax matters.
ARTICLE 2
CONDITIONS TO CLOSING
2A. Conditions to All Parties’ Obligations. The obligation of each of the Sellers, the Company and Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or waiver by Buyer and the Representative in writing, of each of the following conditions as of immediately prior to or at the Closing:
(i) Any applicable waiting periods under the HSR Act shall have expired or been terminated by the appropriate Governmental Entity;
(ii) No temporary restraining order, injunction or other order of any Governmental Entity of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the transactions contemplated by this Agreement, and there shall not be in force any Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal; and
(iii) This Agreement shall not have been terminated in accordance with Section 7A.
2B. Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or waiver by Buyer in writing, of each of the following additional conditions as of immediately prior to or at the Closing:
(i) Each of the representations and warranties (a) contained in Section 4C, Section 5B and Section 5C(i) shall be true and correct as of the Closing Date as if made anew as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), and (b) contained in Article 4 and Article 5 (other than the representations and warranties contained in Section 4C, Section 5B or Section 5C(i), for which the provisions of clause (a) of this Section 2B(i) shall govern) shall be true and correct (without giving effect to any “material,” “materiality,” or “Company Material Adverse Effect” qualifications contained therein, except for such qualifications contained in the representations and warranties contained in Sections 5J(i) through (xvi), Section 5E(i) and the first sentence of Section 5T) as of the Closing Date as if made anew as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties referred to in this clause (b) to be true and correct does not, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(ii) Each of the obligations, covenants and agreements of the Sellers and the Company to be performed as of or prior to the Closing shall have been performed in all material respects;
(iii) There shall not have occurred since March 31, 2010 any event, change, condition, circumstance or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(iv) The Company shall have delivered to Buyer at the Closing each of the following documents:
(a) a certificate in the form of Exhibit C dated the Closing Date and signed by an executive officer of the Company on behalf of the Company confirming the foregoing matters in Section 2B(i), Section 2B(ii) and Section 2B(iii) (the “Company Closing Certificate”);
(b) a certificate in the form of Exhibit D dated the Closing Date, duly executed by the Secretary or an Assistant Secretary of the Company, on behalf of the Company, certifying as to: (1) an attached copy of the resolutions of the Board of Managers of the Company authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded; (2) the incumbency, authority and specimen signature of each officer of the Company executing this Agreement; and (3) true and complete attached copies of the applicable Organizational Documents of the Company and each Subsidiary thereof (the “Company Secretary Certificate”);
(c) certificates as to the Company’s and each Subsidiary’s good standing (or substantial equivalent) in the state of its jurisdiction of organization as of a date no more than five (5) Business Days prior to the Closing Date;
(d) (i) the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2009, and the related consolidated statements of income and cash flows for the fiscal year ended December 31, 2009 in the same form as attached on Section 5E(i) of the Company Disclosure Letter and accompanied by an audit report from Ernst & Young LLP substantially in the form of Exhibit E; and (ii) a certificate in the form of Exhibit F dated the Closing Date and signed by an executive officer of the Company on behalf of the Company (the “Financial Statements Certificate”);
(e) a non-foreign person affidavit of each Seller in the form of Exhibit G; and
(f) the Escrow Agreement duly executed by the Escrow Agent and the Representative;
(v) Each Seller shall have delivered to Buyer at the Closing a duly executed instrument of assignment in the form of Exhibit H executed by such Seller with respect to such Seller’s Acquired Securities;

(vi) All directors and managers of the Company and each Subsidiary of the Company (except those designated by Buyer) shall have executed and delivered to the Company and each Subsidiary of the Company, as applicable, resignations effective prior to or as of the Closing;
(vii) No Governmental Entity shall have commenced any Legal Proceeding wherein an unfavorable injunction, judgment, order or decree would (a) prevent consummation of the transactions contemplated by this Agreement, or (b) cause any of the transactions contemplated by this Agreement to be rescinded following the Closing.
(viii) All notices, filings, approvals and consents to or from Governmental Entities set forth on Section 2B(viii) of the Company Disclosure Letter shall have been made, obtained or issued, as applicable, and all Licenses set forth on Section 2B(viii) of the Company Disclosure Letter shall have been received, reissued or transferred or will remain in effect, as applicable;
(ix) The leases set forth on Section 2B(ix) of the Company Disclosure Letter shall have been either extended or new leases for such Facilities shall have been entered into by the Company or the applicable Subsidiary of the Company, in each case upon terms reasonably acceptable to Buyer.
(x) Any restrictions in the leases set forth on Section 2B(x) of the Company Disclosure Letter which would prohibit or otherwise restrict the Company, any Subsidiary of the Company, Buyer or any Affiliate of Buyer from competing in either the Business or the business of Buyer shall have been eliminated or otherwise resolved to the reasonable satisfaction of Buyer.
(xi) The Company or a Subsidiary of the Company shall have either (a) terminated each of the leases set forth on Section 2B(xi) of the Company Disclosure Letter or (b) sold or otherwise disposed of the equity interests of the Subsidiaries of the Company which are parties to the leases set forth on Section 2B(xi) of the Company Disclosure Letter, in either case pursuant to agreements that are reasonably satisfactory to Buyer.
(xii) Each Required Consent Lease set forth on Section 2B(xii) of the Company Disclosure Letter shall be a Consented Lease; and
(xiii) The Company shall have delivered to Buyer at or prior to the Closing evidence that the Company or one or more of its Subsidiaries has repurchased, effective as of not later than the Closing, the equity interests of the Subsidiary of the Company set forth on Section 2B(xiii) of the Company Disclosure Letter that are not owned by the Company or its Subsidiaries pursuant to agreements entered into between the Company and the holders of such equity interests that are reasonably satisfactory to Buyer.
2C. Conditions to the Seller’s and the Company’s Obligations. The obligation of each of the Sellers and the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or waiver by the Representative (on behalf of all Sellers) in writing, of each of the following additional conditions as of immediately prior to or at the Closing:
(i) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct (without giving effect to any “material,” “materiality,” or “Buyer Material Adverse Effect” qualifications contained therein) as of the Closing Date as if made anew as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct does not, and would not reasonably be expected to, have a Buyer Material Adverse Effect;
(ii) Each of the obligations, covenants and agreements of Buyer to be performed as of or prior to the Closing shall have been performed in all material respects; and
(iii) Buyer shall have delivered to the Company and the Representative (for the benefit of all Sellers) at the Closing each of the following documents:
(a) a certificate in the form of Exhibit I dated the Closing Date and signed by an executive officer of Buyer on behalf of Buyer confirming the foregoing matters in Section 2C(i) and Section 2C(ii) (the “Buyer Closing Certificate”);
(b) a certificate in the form of Exhibit J dated the Closing Date, duly executed by the Secretary or an Assistant Secretary of Buyer, on behalf of Buyer, certifying as to: (1) an attached copy of the resolutions of the Board of Directors of each of Buyer and Parent authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded; (2) the incumbency, authority and specimen signature of each officer of Buyer executing this Agreement or the Escrow Agreement; and (3) true and complete attached copies of the applicable Organizational Documents of Buyer (the “Buyer Secretary Certificate”);
(c) certificates as to Buyer’s good standing in the State of Delaware as of a date no more than five (5) Business Days prior to the Closing Date; and
(d) the Escrow Agreement duly executed by the Escrow Agent and Buyer.
ARTICLE 3
CERTAIN COVENANTS PRIOR TO THE CLOSING
3A. Access. During the period from the date of this Agreement to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall use commercially reasonable efforts to cause its representatives to, (i) grant to Buyer and its authorized representatives, reasonable access, during normal business hours and upon reasonable notice, to the personnel and properties and to all existing books and records, Tax Returns, work papers, Licenses and other documents and information (provided that no such access shall be granted for the purpose of conducting any environmental audit or other investigation) relating to the Company and its Subsidiaries that are in the possession or under the control of the Company and its Subsidiaries and (ii) provide Buyer and Buyer’s representatives with copies of such existing books, records, Tax Returns, work papers, Licenses and other documents and information relating to the Company as Buyer may reasonably request; provided that (a) such access does not unreasonably interfere with the normal operations of the Company or its Subsidiaries, (b) all requests for access shall be directed to the Chief Financial Officer of the Company (with a copy to the General Counsel of the Company) or such other Person as the Company may designate in writing from time to time (the “Designated Contact”), and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, Buyer if such access or disclosure would be in violation of applicable Legal Requirements of any Governmental Entity (including the HSR Act and other anti-competition Legal Requirements) or the provisions of any currently existing agreement to which the Company or any of its Subsidiaries is a party or, subject to compliance with Section 3B, any agreement to which the Company or any Subsidiary becomes a party during the Pre-Closing Period. Other than the Designated Contact or as expressly provided in the preceding sentence or as authorized by the Designated Contact, Buyer is not authorized to and shall not (and shall cause its employees, agents, representatives and Affiliates not to) contact any employee, customer, patient, supplier, distributor, lessee, lessor, lender or other material business relation of the Company or any of its Subsidiaries prior to the Closing regarding the transactions contemplated by this Agreement or the Company’s and its Subsidiaries’ businesses without the prior written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall, and shall cause its representatives to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its representatives pursuant to this Section 3A. Buyer and its Representatives will hold any such information in accordance with the terms of the Confidentiality Agreement.
3B. Ordinary Conduct of Company.
(i) During the Pre-Closing Period, except as otherwise contemplated by this Agreement, the Company shall conduct the Business, and will cause each Subsidiary of the Company to conduct the Business, in the ordinary course of business in all material respects, consistent with past practice to the extent relevant, and use commercially reasonably efforts to maintain in all material respects its relationships with key employees, suppliers, patients and others having business relationships with it.
(ii) Without limiting Section 3B(i), during the Pre-Closing Period, except as (w) set forth on Section 3B of the Company Disclosure Letter, (x) otherwise consented to by Buyer in writing, (y) otherwise permitted by this Agreement, or (z) would constitute a violation of applicable Legal Requirements, the Company shall not, and shall cause each of its Subsidiaries not to:
(a) make any material change in the conduct of the Business, except for changes that are in the ordinary course or not inconsistent with past practice;
(b) declare, set aside or pay any dividends (other than cash dividends to the extent permitted by Section 3C) or make any other distributions (other than cash distributions to the extent permitted by Section 3C) in respect of any of its capital stock or any other equity interests (other than from a Subsidiary of the Company to another Subsidiary of the Company or to the Company);
(c) adopt, establish or amend any material Employee Benefit Plan or collective bargaining agreement;
(d) incur any indebtedness for borrowed money or guarantee any liabilities, obligations or indebtedness of any Person (other than the Company or any Subsidiary of the Company) unless such incurred indebtedness or guarantee(s) will not materially interfere with or delay the Closing;
(e) cancel any material indebtedness for borrowed money owed to the Company or any Subsidiary of the Company or waive any other claims or rights of material value;
(f) pay, loan or advance any amount to, or sell, transfer or lease any of its material assets to, or enter into any agreement or arrangement with, any member of the Company or Affiliate of the Company (other than payments, loans, advances, sales, transfers, leases, agreements or arrangements between the Company and any Subsidiary of the Company or between two or more Subsidiaries of the Company);
(g) make any material change in any method of accounting or accounting practice or policy other than those required by GAAP;
(h) initiate, pay, discharge, settle or compromise any legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigation, other than any such payment, discharge, settlement or compromise that involves solely monetary damages in an amount not in excess of $100,000 in the aggregate (excluding payments to the extent they are covered by insurance);
(i) enter into a new agreement that would be included in the definition of Company Material Contracts if it had been entered into as of the date of this Agreement, or amend, revise, renew, or terminate any of the Company Material Contracts;
(j) amend its Organizational Documents;
(k) acquire, by merging or consolidating with, or agreeing to merge or consolidate with, or purchase a substantial portion of the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof;
(l) effect any restructuring, reorganization or complete or partial liquidation (other than, for the avoidance of doubt, cash dividends or cash distributions to the extent permitted by Section 3C);
(m) sell, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any of the fixed assets or equipment owned or leased by the Company or any of its Subsidiaries (x) having an aggregate value in excess of $100,000 or (y) for less than fair market value;
(n) redeem or otherwise acquire any shares of its capital stock, equity securities or other equity interests or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock, equity securities or other equity interests, or enter into any agreement regarding the foregoing;
(o) increase in any manner the compensation or employee benefits of, or enter into or establish any new bonus, incentive, employee benefits, severance or termination agreement or arrangement (including, without limitation, any transaction bonus or retention bonus agreement or arrangement) with any directors, officers, employees or other service providers of the Company or any Subsidiary of the Company, other than annual increases in the ordinary course of business consistent in all material respects with past practice, as required by Legal Requirement or as required by the terms of any employment, bonus, severance or other agreement or plan in effect on the date immediately prior to the date hereof;
(p) make any commitments for capital expenditures for additions to property, plant or equipment (i) outside of the ordinary course of business or (ii) where the payments for such commitments to be made after the Closing will be in excess of $250,000 in the aggregate;
(q) fail to maintain in full force and effect through the Closing, insurance of the type and with such coverage amounts and with insurers rated comparable to those maintained as of the date hereof (and the Company shall promptly advise Buyer in writing of any change of insurer or type of coverage);
(r) make, change or revoke any Tax election, including, without limitation, an entity classification election under Treasury Regulation Section 301.7701-3;
(s) open any new hospital or purchase any hospital or close or sell any hospital;
(t) enter into or renew any real property lease; or
(u) agree to take any of the actions described in subsections (a) through (t) of this Section 3B(ii).
3C. Distribution of Cash. Notwithstanding any other provision to the contrary contained in this Agreement, prior to the Closing Date, the Sellers shall be entitled to receive from the Company and its Subsidiaries by way of dividends, distributions, return of capital or otherwise all cash and cash equivalents owned or held by or for the benefit of the Company and its Subsidiaries prior to and as of the Adjustment Calculation Time; provided, that after delivery of the Estimated Closing Statement, the Company may not distribute any further cash or cash equivalents to the Sellers unless such distribution was specifically contemplated by the Estimated Closing Statement. For the avoidance of doubt, any such cash and cash equivalents distributed to Sellers prior to the Closing Date shall not be considered current assets of the Company or its Subsidiaries for purposes of the calculation of Closing Net Working Capital or Estimated Closing Net Working Capital.
3D. Exclusive Transaction. During the Pre-Closing Period, the Company and each Seller shall not, directly or indirectly:
(i) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Buyer) relating to a possible Acquisition Transaction;
(ii) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Buyer) relating to or in connection with a possible Acquisition Transaction; or
(iii) accept any proposal or offer from any Person (other than Buyer) relating to a possible Acquisition Transaction.
The Company and each Seller shall promptly notify Buyer in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Sellers or the Company or its Subsidiaries during the Pre-Closing Period.
3E. Cooperation Regarding Repayment of Funded Indebtedness. At least one (1) Business Day prior to the Closing, the Company shall provide to Buyer (i) pay-off letters, releases or any other documents reasonably requested by Buyer evidencing (a) the payments required to satisfy in full all Funded Indebtedness and the other Indebtedness to be paid at Closing pursuant to Section 1C(iv) or (b)

the satisfaction, upon the occurrence of the Closing, in full, or termination of all of the Company’s obligations (other than customary contingent indemnity obligations) in respect of all Funded Indebtedness and the other Indebtedness to be paid at Closing pursuant to Section 1C(iv), and (ii) releases, UCC termination statements and other customary documents reasonably requested by Buyer releasing all Liens related to such Funded Indebtedness and the other Indebtedness to be paid at Closing pursuant to Section 1C(iv), in each case, in form and substance reasonably satisfactory to Buyer.
3F. Notification.
(i) During the Pre-Closing Period, the Company shall promptly notify Buyer in writing if the Company or Sellers (as applicable) obtains knowledge of (a) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material breach of any representation or warranty made by the Company or Sellers in this Agreement; (b) any material breach of any covenant or obligation herein of the Company or Sellers or (c) any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Article 2 impossible or impracticable.
(ii) During the Pre-Closing Period, Buyer shall promptly notify the Company in writing if Buyer obtains knowledge of (a) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material breach of any representation or warranty made by Buyer in this Agreement; (b) any material breach of any covenant or obligation herein of Buyer or (c) any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Article 2 impossible or impracticable.
3G. Other Information and Events. During the Pre-Closing Period, the Company shall furnish to Buyer:
(i) promptly, and in any event within five (5) Business Days, after the Company or any Subsidiary of the Company receives written notice from any party to any Company Material Contract that the Company or a Subsidiary of the Company is in default thereunder, a copy of such notice; and
(ii) promptly, and in any event within five (5) Business Days, after the commencement thereof, notice in writing of all Legal Proceedings by or before any Governmental Entity commenced against the Company or any Subsidiary of the Company during the Pre-Closing Period.
3H. Cooperation Regarding Licenses. Each party shall use commercially reasonable efforts to assist and cooperate with the other parties, including, without limitation, by providing to the other parties all relevant information in their possession or control and coordinating with the other parties in connection with all communications with all appropriate Governmental Entities, in order (i) to furnish the notices to and filings with Governmental Entities, and to obtain any approvals or consents from Governmental Entities, in each case that Buyer deems reasonably necessary or appropriate for the consummation of the transactions contemplated by this Agreement and (ii) to cause all Licenses that Buyer deems reasonably necessary or appropriate to conduct and operate the Business following the Closing in substantially the same manner as the Company and its Subsidiaries currently conduct and operate the Business to be received, reissued, transferred or to remain in effect, as applicable.
3I. Cooperation Regarding Certain Leases. During the Pre-Closing Period, Buyer and the Company shall, and shall cause each of their respective Subsidiaries to, use their commercially reasonable efforts to (i) extend or enter into new leases for the Facilities set forth on Section 2B(ix) of the Company Disclosure Letter, and (ii) eliminate, or otherwise resolve to the reasonable satisfaction of Buyer, any restrictions in the leases set forth on Section 2B(x) of the Company Disclosure Letter that would prohibit or otherwise materially restrict the Company, any Subsidiary of the Company, Buyer or any Affiliate of Buyer from competing in either the Business or the business of Buyer as the Closing.
3J. Effectiveness of Certificate of Need. The Company shall use its commercially reasonable efforts to maintain the effectiveness of the Certificate of Need issued by the Georgia Department of Community Health for the Development Project located at 535 Coliseum Drive, Macon GA 31217.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as set forth in the Seller Disclosure Letter (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such Seller Disclosure Letter relates; provided, that any information set forth in one section of the Seller Disclosure Letter shall be deemed to apply to each other section or subsection thereof or hereof to which (a) a specific cross reference to such other section or subsection is made, or (b) the applicability of such disclosure to such other section or subsection is reasonably apparent on its face), each Seller (on an individual basis and not on a joint and several basis) hereby represents and warrants to and for the benefit of Buyer as follows:
4A. Organization and Power. Such Seller, if an entity other than a trust, is a limited liability company or limited partnership, as applicable, existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company or limited partnership, as applicable, power and authority necessary to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. If a trust, such Seller is a trust existing and enforceable under the laws of the State of Illinois, and each of such Seller’s trustees has all requisite power and authority necessary to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. If not an entity, such Seller has the legal capacity necessary to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.
4B. Authorization; No Breach.
(i) All limited liability company or limited partnership, as and if applicable, acts and other limited liability company or limited partnership, as and if applicable, proceedings required to be taken by such Seller to authorize the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby to be executed and delivered by such Seller at Closing and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by such Seller, and each of the other agreements, documents and instruments contemplated hereby to be executed and delivered by such Seller at Closing, when so executed and delivered, shall have been duly executed and delivered by such Seller, and this Agreement constitutes, and each of the other agreements, documents and instruments contemplated hereby to be executed and delivered by such Seller at Closing, when so executed and delivered shall constitute, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by the application of bankruptcy, moratorium and other Legal Requirements affecting creditors’ rights generally and as such enforcement may be limited by the availability of specific performance and the application of equitable principles.

(ii) Except as set forth on Section 4B(ii) of the Seller Disclosure Letter, the execution and delivery by such Seller of this Agreement does not, and the consummation by such Seller of the transactions contemplated hereby will not, (A) result in a breach of any of the provisions of, (B) constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default), (C) result in a violation of or conflict with, (D) give any third party the right to terminate or to accelerate any obligation or receive any payment under, (E) result in the loss of any material right under, or (F) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or third party under (X) any provision of the certificate of formation, limited liability company agreement, limited partnership agreement or similar organizational or operational document, as and if applicable, of such Seller, (Y) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or loan to which such Seller is a party, or (Z) any judgment, order or decree applicable to such Seller or any Legal Requirement applicable to such Seller, other than any such breaches, defaults, violations, rights or requirements that, individually or in the aggregate, would not in the case of clause (Y) have a material adverse effect the ability of such Seller to perform any of its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; and other than any such authorizations, consents, approvals, exemptions or other actions required under the HSR Act.
4C. Ownership of Acquired Securities. Such Seller has good and valid title to his, her or its Acquired Securities, free and clear of all Liens (other than Permitted Encumbrances of the type described in clause (i) of the definition thereof). Upon delivery of the Acquired Securities and payment therefor pursuant hereto, such Seller will transfer good and valid title to the Acquired Securities to Buyer, free and clear of all Liens (other than Permitted Encumbrances of the type described in clause (i) of the definition thereof).
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company Disclosure Letter (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such Company Disclosure Letter relates; provided, that any information set forth in one section of the Company Disclosure Letter shall be deemed to apply to each other section or subsection thereof or hereof to which (a) a specific cross reference to such other section or subsection is made, or (b) the applicability of such disclosure to such other section or subsection is reasonably apparent on its face), the Company hereby represents and warrants to and for the benefit of Buyer as follows:
5A. Organization and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the failure to so exist, be in good standing or qualify would have a Company Material Adverse Effect. The Company and each of its Subsidiaries has all requisite limited liability company power and authority necessary to own and operate its properties and to carry on its businesses as now conducted. The Company has all requisite limited liability company power and authority necessary to enter into this Agreement and to consummate the transactions contemplated hereby. True and complete copies of the Company’s certificate of formation and limited liability company agreement have been made available to Buyer prior to the date of this Agreement, which copies include all amendments, modifications or supplements thereto. The Organizational Documents of the Company are in full force and effect, and the Company is in compliance in all material respects with all of the terms and provisions of its Organizational Documents.

5B. Capitalization. Section 5B(a) of the Company Disclosure Letter sets forth the issued and outstanding equity interests of the Company as of the date hereof, including a list of all members and the equity interests held by each such member. The Acquired Securities constitute all of the outstanding equity interests of the Company. All of the outstanding equity interests of the Company have been duly authorized and validly issued and are held of record collectively by the Sellers and have not been issued in violation of any preemptive or similar right of any Person. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized equity interests of the Company are as set forth in the Organizational Documents of the Company. Except as set forth on Section 5B(b) of the Company Disclosure Letter, there are no outstanding or authorized rights, subscriptions, warrants, options, calls, or other contracts or commitments to purchase or otherwise acquire any Units or other equity interests of the Company or its Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any Units or other equity interests of the Company or its Subsidiaries. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company or its Subsidiaries. Except as set forth on Section 5B(c) of the Company Disclosure Letter, there are no outstanding contractual obligations binding on the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any of the Acquired Securities or any other equity interests in the Company or any of its Subsidiaries.
5C. Subsidiaries.
(i) Section 5C(i)(a) of the Company Disclosure Letter sets forth the name of each Subsidiary of the Company, the jurisdiction of its incorporation or organization and the outstanding capital stock or other equity interests of such Subsidiary, including capital stock or other equity interests owned of record by the Company, by any of the Company’s Subsidiaries and by any third party. All such capital stock or other equity interests have been duly authorized and are validly issued, and in the case of Persons that are corporations, fully paid and non-assessable, and to the extent owned by the Company or a Subsidiary of the Company, are owned with good and valid title, beneficially and of record, and free and clear of all Liens (except as set forth on Section 5C(i)(a) of the Company Disclosure Letter). Each such Subsidiary listed on Section 5C(i)(a) of the Company Disclosure Letter is an entity duly organized, validly existing and in good standing (or an equivalent foreign concept to the extent applicable) under the laws of the jurisdiction of its incorporation or organization and is qualified to do business in each jurisdiction in which the failure to so qualify would have a Company Material Adverse Effect. Except as set forth on Section 5C(i)(b) of the Company Disclosure Letter, none of the Company’s Subsidiaries is a party to any option, warrant, purchase, right, or other contract or commitment that could require any Person to sell, transfer, or otherwise dispose of any of its outstanding capital stock or other equity securities of any Subsidiary of the Company. Except as set forth on Section 5C(i)(c) of the Company Disclosure Letter, none of the Company’s Subsidiaries is a party to any voting trust, proxy, stockholders’ agreement or other agreement or understanding with respect to the voting of any of its outstanding capital stock or other equity securities.
(ii) Except for the Subsidiaries of the Company listed on Section 5C(i)(a) of the Company Disclosure Letter or except as otherwise set forth on Section 5C(ii)(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any shares of stock or any other equity security in any other Person. Except as set forth on Section 5C(ii)(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement regarding the ownership or control of any Person (other than a Subsidiary of the Company).

(iii) True and complete copies of the Organizational Documents, as applicable, as in effect on the date hereof for each of the Company’s Subsidiaries have been made available to Buyer prior to the date of this Agreement, which copies include all amendments, modifications or supplements thereto. The Organizational Documents of each of the Company’s Subsidiaries are in full force and effect and each of the Company’s Subsidiaries is in compliance in all material respects with all of the terms and provisions of such Organizational Documents applicable to it.
5D. Authorization; No Breach.
(i) All limited liability company acts and other limited liability company proceedings required to be taken by the Company to authorize the execution, delivery and performance of this Agreement, the Escrow Agreement and the other agreements, documents and instruments contemplated hereby to be executed and delivered by the Company at Closing and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by the Company, and each of the Escrow Agreement and the other agreements, documents and instruments contemplated hereby to be executed and delivered by the Company at Closing, when so executed and delivered, shall have been duly executed and delivered by the Company, and this Agreement constitutes, and each of the Escrow Agreement and the other agreements, documents and instruments contemplated hereby to be executed and delivered by the Company at Closing, when so executed and delivered shall constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as such enforcement may be limited by the availability of specific performance and the application of equitable principles.
(ii) Except as set forth on Section 5D(ii) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation by the Company of the transactions contemplated hereby will not, (A) result in a breach of any of the provisions of, (B) constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), (C) result in a violation of or conflict with, (D) give any third party the right to terminate or to accelerate any obligation, or be entitled to a payment under, (E) result in the loss of any right under, (F) result in the creation or imposition of any Lien upon any of the assets of the Company or any Subsidiary of the Company or (G) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or third party, under any provision of the Organizational Documents of the Company, any of the Company Material Contracts, any License, any Environmental Permits, or any judgment, order or decree applicable to the Company or any of its Subsidiaries or any Legal Requirement applicable to the Company or any of its Subsidiaries, other than any such authorizations, consents, approvals, exemptions or other actions required under the HSR Act.
5E. Financial Statements.
(i) Section 5E(i) of the Company Disclosure Letter sets forth the following financial statements: (a) the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income and cash flows for the fiscal years ended December 31, 2008 and 2007, (b) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2009, and the related consolidated statements of income and cash flows for the fiscal year ended December 31, 2009, and (c) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2010 (the “Latest Balance Sheet”), and the related consolidated statements of income and cash flows for the quarter then ended (together with the footnotes thereto above, collectively, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries and the consolidated results of their operations as of the respective dates and for the respective periods indicated therein and have been prepared in accordance with GAAP, except that the unaudited statements referred to in clause (c) may not contain all footnotes required by GAAP. The Financial Statements have been prepared from and are consistent with the books and records of the Company and its Subsidiaries.
(ii) Except for indebtedness among the Company and its Subsidiaries and except as set forth on Section 5E(ii) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has any Indebtedness.
(iii) Set forth on Section 5E(iii) of the Company Disclosure Letter is a correct and complete list of all so called “earn-out” obligations of the Company or any Subsidiary of the Company arising pursuant to the acquisition of any hospitals, facilities or businesses, including the name of the acquisition giving rise to such earn-out and the acquisition date.
(iv) Set forth on Section 5E(iv) of the Company Disclosure Letter is a true and complete list of all hospital development projects of the Company or any Subsidiary of the Company (collectively, the “Development Projects”), setting forth as to each Development Project (a) the location or proposed location of such Development Project, (b) any certificates of need that have been applied for in connection with such Development Project and the status of all such applications and (c) any letters of intent, partnership agreements or joint venture agreements relating to such Development Project.
(v) The information contained in Section 5E(v) of the Company Disclosure Letter and the materials and documents referenced therein is true, correct and complete in all material respects. Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 5E(v) are the sole and exclusive representations and warranties of the Company or any of its Subsidiaries with respect to Outlier Adjustments for the periods and hospitals listed on Section 5E(v) of the Company Disclosure Letter.
5F. Undisclosed Liabilities. Except as set forth on Section 5F of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has any material liabilities or obligations, except (a) as and to the extent reflected or reserved against in the Latest Balance Sheet, (b) for liabilities and obligations which have been incurred since the date of the Latest Balance Sheet in the ordinary course of business, (c) for liabilities and obligations under this Agreement, (d) for executory obligations under contracts to which the Company or any Subsidiary of the Company is a party and (e) for liabilities and obligations for Company Transaction Expenses incurred in connection with the transactions contemplated hereby.
5G. Absence of Certain Developments. Except as set forth on Section 5G(a) of the Company Disclosure Letter, since the date of the Latest Balance Sheet, (x) the Company and its Subsidiaries have conducted their business in the ordinary course, consistent with past practice to the extent relevant, and (y) there has not been any event, change, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. In addition, and without limiting the foregoing, except as set forth on Section 5G(b) of the Company Disclosure Letter or as expressly permitted or expressly required by the terms of this Agreement, since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has:

(i) issued or sold any of its equity interests or other equity securities, securities convertible into its equity interests or other equity securities, or warrants, options or other rights to purchase its equity interests or other equity securities;
(ii) sold, assigned or transferred any material portion of its tangible properties or assets, except in the ordinary course of business, consistent with past practice to the extent relevant;
(iii) sold, assigned, leased, licensed, conveyed or otherwise transferred any rights under any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, in each case owned by the Company or any of its Subsidiaries, other than in the ordinary course of business, consistent with past practice to the extent relevant;
(iv) made or granted any material bonus (including, without limitation, any transaction bonus or retention bonus), compensation or salary increase to any former or current employee or group of former or current employees (except for increases in base compensation not exceeding 5% in the aggregate in the ordinary course of business, consistent with past practice to the extent relevant), or made, granted any increase in or established any employee benefit, severance, insurance, deferred compensation, pension, retirement or profit sharing plan or materially amended or terminated any existing Employee Benefit Plan (other than in the ordinary course of business, consistent with past practice to the extent relevant and except as may be required by, or in order to facilitate compliance with, applicable law), or adopted any new Employee Benefit Plan;
(v) paid (or committed to pay) any management fee or made (or committed to make) any loan or distribution of property or assets of the Company or any of its Subsidiaries to any member, or declared, paid or set aside for payment any dividend or distribution with respect to the equity interests of the Company, or purchased or redeemed (or committed to purchase or redeem) any equity interests of the Company;
(vi) written down or cancelled any material receivables or debt, or waived or released any material right or claim, except for cancellations, waivers and releases in the ordinary course of business, consistent with past practice to the extent relevant;
(vii) suffered any material judgment with respect to, or made any material settlement of, any Legal Proceeding;
(viii) effected any material change in accounting practices and procedures, other than changes as a result of changes in GAAP; or
(ix) made or authorized any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate;
(x) entered into or materially amended any employment, severance or similar agreement with any equityholder, director, officer or employee, or changed the job title, position or job responsibilities of any senior management employees of the Company or its Subsidiaries;
(xi) acquired or disposed of any hospitals, facilities or businesses, other than the opening or establishment of new hospitals, facilities or businesses;

(xii) made any loans or advances to, or guarantees for the benefit of, any Persons (except to employees in the ordinary course of business, consistent with past practice to the extent relevant);
(xiii) suffered any material destruction, loss or other casualty with respect to any material assets which are used in the operation of conduct of its business; or
(xiv) agreed to do any of the foregoing.
5H. Real and Personal Property.
(i) Section 5H(i)(a) of the Company Disclosure Letter sets forth the address of each Owned Real Property. Except as set forth on Section 5H(i)(b) of the Company Disclosure Letter, the Company or one of its Subsidiaries has good and marketable fee simple title to each Owned Real Property, free and clear of all Liens, except Permitted Encumbrances (other than Liens created by Buyer). With respect to each Owned Real Property, except as set forth on Section 5H(i)(c) of the Company Disclosure Letter: (a) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (b) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof.
(ii) Section 5H(ii)(a) of the Company Disclosure Letter sets forth the address of each Leased Real Property, and a true and complete list of all Leases. The Company or one of its Subsidiaries owns good and valid leasehold interests in and to all the Leases. Except for Permitted Encumbrances, there exist no Liens adversely affecting the use of the Leased Real Property by the Company or any of its Subsidiaries. The Company has not received written notice of any material default under any of the Leases which has not been cured or waived. Except as set forth on Section 5H(ii)(b) of the Company Disclosure Letter, no event has occurred which would allow the other party thereto to terminate or accelerate performance under or otherwise modify (including upon the giving of notice or the passage of time) any of such Leases. The Company or one of its Subsidiaries have the right to quiet enjoyment of the Leased Real Property for the full term of the applicable Lease to the extent provided in such Lease. Each Lease is a legal, valid and binding obligation of the Company and its Subsidiaries, as applicable, enforceable against the Company and its Subsidiaries in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general, or by general principles of equity. There are no outstanding options or rights of any Person to acquire the Company’s or any of its Subsidiary’s leasehold interests in any such Leased Real Property. All Leases as set forth in Section 5H(ii)(c) of the Company Disclosure Letter are in full force and effect, and neither the Company nor any Subsidiary of the Company, as applicable, is in material default under any provision of such Leases, and, to the knowledge of the Company, no condition exists which (with notice or lapse of time or both) could constitute a material default thereunder in each case. True and complete copies of all Leases have been made available for inspection by Buyer prior to the date of this Agreement.
(iii) Except as set forth on Section 5H(iii) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has received written notice of public improvements, annexation, special assessments, zoning or subdivision changes, or other claims or charges with respect to any material part of the Real Property. To the knowledge of the Company, each use of the Real Property by the Company and its Subsidiaries is and has been valid, permitted and conforming uses in accordance with the current zoning classification of the

Real Property, and there are no outstanding variances or special use permits affecting the Real Property or its uses.
(iv) Except (a) as set forth on Section 5H(iv) of the Company Disclosure Letter, (b) as set forth on the Latest Balance Sheet, and (c) for Permitted Encumbrances, the Company or one of its Subsidiaries has good title to all of the assets reflected on the Latest Balance Sheet, except those disposed of by it since the date of the Latest Balance Sheet, free and clear of all Liens. The Company and each of its Subsidiaries leases, licenses, owns or otherwise has the right to use all assets used in and material to the operation of the Business as currently conducted.
5I. Tax Matters.
(i) Except as set forth on Section 5I of the Company Disclosure Letter: (a) each of the Company and each of its Subsidiaries has timely filed all Tax Returns that it is required to file (except those under valid extensions); (b) all Taxes of the Company and its Subsidiaries, whether or not shown to be payable on such Tax Returns, that are due and payable prior to the Closing Date have been paid or shall be paid by the Company or its Subsidiaries prior to the Closing Date (except Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP); (c) no deficiency or proposed adjustment which has not been paid or resolved for any amount of Tax has been asserted or assessed by any Taxing authority in writing against the Company or any of its Subsidiaries; (d) neither the Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Taxing authority (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); and (e) as of the date hereof, there are no ongoing or pending Tax audits by any Taxing authority against the Company or any of its Subsidiaries.
(ii) The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Internal Revenue Service Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
(iii) The Company and each of its Subsidiaries have paid, or have withheld and paid, all sales, use and property Taxes required to have been paid, or withheld and paid.
(iv) No written claim has been made by any Taxing authority in a jurisdiction where either the Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation, including withholding obligations, by or in that jurisdiction.
(v) No payment which is or may be made by, from or with respect to any Employee Benefit Plan to any current or former employee, director or agent of the Company or any ERISA Affiliate, either alone or in conjunction with any other payment, event or occurrence, will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code.
(vi) There is no Tax sharing or allocation agreement, arrangement or contract with any Person pursuant to which the Company or any of its Subsidiaries would have liability for Taxes of another Person following the Closing, and neither the Company nor any of its Subsidiaries has liability for Taxes of another Person for any Tax period ending on or before the Closing Date, in each such case other than incidental liabilities for Taxes of another Person resulting from usual and customary provisions of lease, license, or other similar contracts entered into in the ordinary course of business (for example, an obligation to pay property taxes with respect to leased property pursuant to the terms of a net lease).
(vii) Neither the Company nor any of its Subsidiaries (a) has ever been a member of any consolidated, combined or unitary group of corporations for which it could be liable for Taxes of any other Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) and (ii) has any liability for Taxes of any other Person by reason of being a successor or transferee by merger, liquidation or otherwise.
(viii) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (a) change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) any closing agreement described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (c) Tax ruling received on or prior to the Closing that would have continuing effect after the Closing; (d) installment sale or open transaction disposition made on or prior to the Closing Date; (e) prepaid amount received on or prior to the Closing Date; or (f) settlement of any intercompany accounts or indebtedness arising prior to the Closing.
(ix) Since formation, the Company and each of the Partnership Subsidiaries have been treated as partnerships for federal, state and local income Tax purposes; neither the Company nor any of the Partnership Subsidiaries has (a) elected to be treated as an association taxable as a corporation or (b) has been treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Since formation, each of the Company’s Subsidiaries (other than the Partnership Subsidiaries and Regency Management Company, Inc.) has been disregarded as an entity separate from its owner for federal, state and local income Tax purposes, and none of such Subsidiaries has elected to be treated as an association taxable as a corporation.
(x) Neither the Company nor any of its Subsidiaries has any obligation to make a distribution to any of the Sellers after the Closing Date on account of Taxes or otherwise.
(xi) The Company has the power, directly or indirectly through a Subsidiary of the Company, under the Organizational Documents of each of the Partnership Subsidiaries to cause such Partnership Subsidiaries to make the election under Section 754 of the Code with respect to the deemed transfer of interests in such Partnership Subsidiaries resulting from the consummation of the transactions contemplated by this Agreement.
5J. Company Material Contracts.
(i) Section 5J(a) of the Company Disclosure Letter sets forth a complete list as of the date of this Agreement of each of the following types of written and oral contracts, leases, commitments and agreements to which the Company or any of its Subsidiaries is a party (collectively, the “Company Material Contracts”):
(a) any agreement, plan or arrangement by which the Company or any of its Subsidiaries is bound with regard to employment, consulting services, compensation, bonus, incentive, stock option, equity purchase or other equity-based compensation or right (including, without limitation, profits interests or equity appreciation rights), severance pay, retention bonuses, or success fees, other than (a) any Employee Benefit Plan set forth on Section 5N(i) of the Company Disclosure Letter, (b) any consulting agreements that either (I) require future payments by the Company or any of its Subsidiaries of less than $100,000 or (II) have a remaining term of less than one year and can be terminated by the Company or any of its Subsidiaries upon notice of 60 days or less without material cost or penalty, or (c) any oral “at will” employment arrangements;
(b) each management, operating, services or other similar agreement pertaining to the operation and maintenance of any Facility with annual payments in excess of $100,000 and that is not terminable by the Company or any Subsidiary of the Company upon notice of 60 days or less without substantial cost or penalty;
(c) any employee collective bargaining agreement or other labor or union contract or agreement;
(d) all material powers of attorney;
(e) all partnership or joint venture agreements;
(f) all agreements, arrangements or understandings with any Affiliate of the Company (other than any Subsidiary of the Company);
(g) any agreement containing a covenant not to compete granted by the Company or any of its Subsidiaries in favor of a third party that impairs the Business as currently conducted, or which expressly restricts the ability of the Company or any of its Subsidiaries to conduct business of any type or in any location;
(h) any lease or similar agreement under which (a) the Company or any of its Subsidiaries is lessee of, holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (b) the Company or one of its Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or any of its Subsidiaries, in any case which has future required scheduled payments in excess of $100,000 per annum and is not terminable by it upon notice of 60 days or less without substantial cost or penalty;
(i) all instruments relating to Indebtedness, including any note, bond, deed of trust, mortgage, indenture or agreement to borrow money, any agreement relating to the extension of credit, or any agreement of guarantee in favor of any Person other than the Company or a Subsidiary of the Company;
(j) any contract or agreement evidencing any Lien on any of the assets or properties of the Company or any of its Subsidiaries (other than Permitted Encumbrances);
(k) any agreement, contract, lease, license, or instrument under which the Company or any of its Subsidiaries has agreed (a) to purchase any membership interests, partnership interests, equity interests, stock, indebtedness or assets from any third party for an aggregate purchase price in excess of $100,000, (b) to acquire any interest in any business enterprise (whether through the purchase or sale of assets, equity interests or by merger, consolidation or other business enterprise), or (c) to sell or dispose of any of its membership interests, partnership interests, equity interests, stock, indebtedness or assets to any third party for an aggregate sale price in excess of $100,000;

(l) each agreement, commitment or outstanding purchase order relating to capital expenditures that involves total remaining payments by the Company or any Subsidiary of the Company of more than $50,000;
(m) any material contract or agreement relating to the licensing of Company Intellectual Property (other than licenses for commercially-available, standard, off-the-shelf, desktop or similar computer software), whether the Company or a Subsidiary is the licensee/grantee or licensor/grantor thereunder;
(n) all material agreements, contracts or commitments for any charitable or political contribution;
(o) any consent order, consent judgment or similar agreement with any Governmental Entity whereby the Company is under an obligation to perform activities, refrain from activities and/or pay money;
(p) any other agreement, contract, lease, license, instrument or commitment binding upon the Company or any of its Subsidiaries, in each case not included in clauses (i) through (xv) above, which has future required scheduled payments to or by the Company or any of its Subsidiaries in excess of $100,000 per annum and is not terminable by it upon notice of 60 days or less without substantial cost or penalty.
(ii) The Company has made available to Buyer a copy of each Company Material Contract, unless such delivery or inspection would be in violation of the provisions of any such Company Material Contract (in which case a redacted copy has been made available to Buyer to the extent permitted by such Company Material Contract). Except as disclosed on Section 5J(b) of the Company Disclosure Letter, the Company or one of its Subsidiaries, as applicable, has performed all material obligations required to be performed by it to date under the Company Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder in any material respect. Except as disclosed on Section 5J(c) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has received written notice of such a default, has received written notice of an event or occurrence of which with the giving of notice or the lapse of time would constitute a default in any material respect under any covenant or condition under any Company Material Contract, and, to the knowledge of the Company, no other party to any such Company Material Contract is in default in any material respect thereunder.
5K. Intellectual Property. Except as set forth on Section 5K of the Company Disclosure Letter, the Company or one of its Subsidiaries owns or possesses a valid right or license to use all Company Intellectual Property. No claims are pending in writing or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries as of the date of this Agreement with respect to the ownership, use, license, enforceability, or validity of any Company Intellectual Property owned by the Company, other than claims which if determined adversely to the Company and its Subsidiaries would not result in a Company Material Adverse Effect. Except as set forth on Section 5K of the Company Disclosure Letter, as of the date of this Agreement, none of the Company or any of its Subsidiaries has any unresolved written claim, suit, charge, demand or allegation (including cease and desist letters or offers of license) that the conduct of the business of the Company or any of its Subsidiaries as currently conducted infringes, dilutes, misappropriates or otherwise violates the Intellectual Property of a third party. To the knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not infringe, dilute, misappropriate or otherwise violate, and has not infringed, diluted, misappropriated or otherwise violated, the Intellectual Property of a third party. The information technology systems used in the conduct of the business of the Company and its Subsidiaries, including the computer software, hardware, firmware and telecommunications equipment and systems, operate adequately for the needs of the business of the Company and its Subsidiaries as of the Closing.
5L. Legal Proceedings. Except as set forth on Section 5L of the Company Disclosure Letter, (i) there are no Legal Proceedings pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or any of the property or rights of the Company or any Subsidiary of the Company, and (ii) there are no outstanding judgments, orders, writs, injunctions, decrees or, to the knowledge of the Company, investigations of any Governmental Entity against the Company or any of the Company’s Subsidiaries. To the knowledge of the Company, there are no pending Legal Proceedings against the Company or its Subsidiaries’ agents, officers or employees with respect to their employment with the Company or any Subsidiary of the Company, which involve allegations of criminal violations of any Legal Requirements by the Company or any Subsidiary of the Company or their agents, officers or employees acting on behalf of the Company or any Subsidiary of the Company, including without limitation, Medicare or Medicaid. Except as set forth on Section 5L of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has received written notice from a Governmental Entity of any pending or threatened Legal Proceedings or surveys (other than surveys conducted in the ordinary course of business).
5M. Brokerage. Except for fees and expenses payable to Jefferies & Company, Inc. or Affiliates of the Representative, which in each case shall constitute Company Transaction Expenses, no broker, finder, investment banker or other Person is entitled to any brokerage commissions, finders fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Sellers or the Company or any of its Subsidiaries.
5N. Company Employee Benefit Plans.
(i) Section 5N(i)(a) of the Company Disclosure Letter sets forth a true and complete list of each material Employee Benefit Plan. Except as set forth on Section 5N(i)(b) of the Company Disclosure Letter, each Employee Benefit Plan has been maintained, operated, funded and administered in accordance with its terms and the terms of any related documents or agreements and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable Legal Requirements.
(ii) As applicable with respect to each Employee Benefit Plan, the Company has made available to Buyer, true and complete copies of, (i) each written Employee Benefit Plan, including all amendments thereto, and in the case of an unwritten material Employee Benefit Plan, a written description thereof, (ii) all trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the three most recently filed annual reports (Form 5500 and all schedules thereto), (v) the most recent Internal Revenue Service (“IRS”) determination letter and each currently pending application to the IRS for a determination letter, (vi) the three most recent summary annual reports, actuarial reports and financial statements and (vii) all records, notices and filings concerning IRS or Department of Labor audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code and “reportable events” within the meaning of Section 4043 of ERISA.
(iii) Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified, its related trust is exempt from taxation under Section 501(a) of the Code and it has either received a favorable determination letter from the IRS or is operated under a prototype plan document that has received a favorable opinion letter from the IRS.
(iv) Except as set forth on Section 5N(iv) of the Company Disclosure Letter, none of the Company, any of its Subsidiaries, or any ERISA Affiliates contributes to, or has any liability (contingent or otherwise) with respect to any Title IV Plan, any Multiemployer Plan or any Money Purchase Plan.
(v) Except as set forth in Section 5N(v) of the Company Disclosure Letter, all contributions to, and payments from, any Employee Benefit Plan which may have been required in accordance with the terms of such Employee Benefit Plan, any related document or applicable Legal Requirement, have been timely made.
(vi) Except as set forth on Section 5N(vi) of the Company Disclosure Letter, there are no pending audits or investigations by any Governmental Entity involving any Employee Benefit Plan, nor, to the knowledge of the Company, threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Employee Benefit Plans), suits or proceedings involving any Employee Benefit Plan, any fiduciary thereof or service provider thereto.
(vii) None of the Company, any ERISA Affiliate, or to the knowledge of the Company, any fiduciary, trustee or administrator of any Employee Benefit Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in any transaction with respect to any Employee Benefit Plan which would subject any such Employee Benefit Plan, the Company, any ERISA Affiliate or Buyer to a tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code. None of the assets of any Employee Benefit Plan is invested in any property constituting “employer real property” or an “employer security,” within the meaning of Section 407 of ERISA.
(viii) The Company and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder and the American Recovery and Reinvestment Act of 2009 with respect to each Employee Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code. Except as set forth on Section 5N(viii) of the Company Disclosure Letter, the Company, its Subsidiaries and each Employee Benefit Plan is in compliance in all material respects with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations issued thereunder.
(ix) No Employee Benefit Plan provides and neither the Company nor any ERISA Affiliate has promised to provide death, medical or other welfare benefits beyond termination of service or retirement other than (A) coverage mandated by law or (B) death benefits under an Employee Benefit Plan qualified under Section 401(a) of the Code.
(x) Except as set forth on Section 5N(x) of the Company Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not constitute an event under any Employee Benefit Plan that will, either alone or in conjunction with any other event or occurrence, result in any payment (whether as severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any current or former employee, director or agent of the Company or its Subsidiaries.

(xi) Each Employee Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amount paid pursuant to any such Employee Benefit Plan is subject to tax under Section 409A of the Code.
(xii) Except as set forth on Section 5N(xii) of the Company Disclosure Letter, the Company and its Subsidiaries have, for purposes of each Employee Benefit Plan, correctly classified all individuals performing services for the Company or any of its Subsidiaries as employees, independent contractors or agents, as applicable.
5O. Medicare Participation/Accreditation.
(i) All acute care hospitals owned, operated or managed by the Company or any Subsidiary of the Company (each a “Facility”), as applicable, are qualified for participation in the Medicare, Medicaid, CHAMPUS and TRICARE programs (as indicated), have current and valid provider contracts with each such program (as indicated), and are and have been in compliance in all material respects with the conditions of participation in such programs with respect to each participating location. Set forth on Section 5O(i) of the Company Disclosure Letter are all of the Company’s and its Subsidiaries’ provider numbers and a list of the Facilities that are billing for services utilizing such provider numbers. Neither the Company nor any Subsidiary of the Company has received any written notice from any of the Medicare, Medicaid, CHAMPUS or TRICARE programs of any pending or threatened investigation or survey under the Medicare, Medicaid, CHAMPUS or TRICARE programs (other than routine surveys in the ordinary course of business).
(ii) Except as set forth on Section 5O(ii) of the Company Disclosure Letter, since January 1, 2006, neither the Company nor any Subsidiary of the Company has received written notice of any pending or threatened investigation or inquiry (other than routine surveys and audits that have not resulted in an investigation or inquiry) from any Governmental Entity, fiscal intermediary, carrier or similar entity that enforces or administers the statutory or regulatory provisions in respect of any governmental health care program. There are no outstanding judgments, orders, writs, injunctions or decrees of any Governmental Entity in respect of any governmental health care program against the Company or any Subsidiary of the Company (whether or not covered by insurance).
(iii) Set forth on Section 5O(iii) of the Company Disclosure Letter is information concerning the number of cases at the Facilities that have been subject to the medical necessity reviews contemplated by Section 114(f) of Medicare, Medicaid and State Children’s Health Insurance Program Extension Act of 2007, the number of such cases that have been resolved without adjustment and with adjustment of the related payment amounts and the number of such cases that are still pending, and listing and description of the status of all appeals by the Company or its Subsidiaries of any such adjustments. Also set forth on Section 5O(iii) of the Company Disclosure Letter is the coding accuracy rate of each Facility for 2009.
5P. Cost Reports and Other Filings.
(i) Each cost report (“Filing”) with respect to Medicare and each state Medicaid program in which the Company or any Subsidiary of the Company participates required to be filed by or on behalf of the Company or any Subsidiary of the Company on or prior to the Closing Date has been timely filed in accordance in all material respects with applicable Legal Requirements and (ii) all of such Filings were, when filed or as they have been subsequently amended, true and complete in all material respects. The Company has made available for inspection by Buyer prior to the date of this Agreement each such Filing made after January 1, 2006.
(ii) Section 5P(ii)(a) of the Company Disclosure Letter lists the Medicare and Medicaid cost reports duly filed by the Company and each Subsidiary of the Company covering all open cost reporting periods prior to the Closing Date and which of such cost reports has been (i) audited but not fully settled and (ii) neither audited nor settled, and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved claims or disputes in respect of such cost reports. Except as set forth on Section 5P(ii)(b) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has received written notice of any pending dispute between the Company and/or any Subsidiary of the Company and Governmental Entities or the Medicare fiscal intermediary regarding such cost reports for the remaining unaudited cost reports, other than with respect to adjustments thereto made in the ordinary course of business. Neither the Company nor any Subsidiary of the Company has received written notice of, and the Company does not have knowledge of, any claims against the Company or any Subsidiary of the Company by any third-party payors other than routine Medicare and Medicaid audit adjustments. Neither the Company nor any Subsidiary of the Company has received any written notice that Medicare or Medicaid has any claims against it which could result in offsets against future reimbursement in excess of that provided for in the Reference Balance Sheet.
(iii) All home office cost reports filed by the Company and each Subsidiary of the Company are true and correct in all material respects and have been properly allocated among the Company and each Subsidiary of the Company in accordance in all material respects with Medicare and Medicaid rules and regulations.
5Q. Exclusion. Except as set forth on Section 5Q of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company nor, to the knowledge of the Company, any Person who has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. §1001.1001(a)(2)) in the Company or any Subsidiary of the Company of 5% or more or who has an ownership or control interest (as defined in Section 1124(a)(3) of the Social Security Act or any regulations promulgated thereunder) in the Company or any Subsidiary of the Company or any officer, director, employee, vendor or agent of the Company or any Subsidiary of the Company: (a) has had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (b) has been excluded from participation under any federal health care program; or (c) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of the categories of offenses as described in the Social Security Act Section 1128(a) and (b)(1), (2), (3) or any regulations promulgated thereunder. Neither the Company nor any Subsidiary of the Company has received any notice from any third-party payor of its intentions to suspend, limit, terminate, revoke or fail to renew any contractual arrangement with the Company or any Subsidiary of the Company.
5R. Billing. The Company has designed its internal policies and procedures with a view toward ensuring that all billing by, or on behalf of, the Company or any Subsidiary of the Company to third-party payors, including, but not limited to, Medicare, Medicaid and private insurance companies is, in the aggregate, true, correct and complete in all material respects. Neither the Company nor any Subsidiary of the Company has received written notice from any third-party payor, including but not limited to, Medicare or Medicaid, that indicates that Buyer could not continue to bill in substantially the same manner and structure as the Company or any Subsidiary of the Company is billing on the date hereof.

5S. Reimbursement Matters. Except as disclosed on Section 5S of the Company Disclosure Letter, for the previous three years, neither the Company nor any Subsidiary of the Company has received any written notice of denial of payment or overpayment of a material nature from a federal health care program or any other third party reimbursement source (inclusive of managed care organizations) with respect to items or services provided by the Company and/or any Subsidiary of the Company, other than those which are in the ordinary course of business or have been finally resolved in any settlement for an amount less than $50,000. Except as disclosed on Section 5S of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company is subject to (i) a “focused review” of claims by Medicare or (ii) a “Corporate Integrity Agreement”, “Certification of Compliance Agreement” or similar government-mandated compliance program.
5T. Licenses. Section 5T of the Company Disclosure Letter contains a complete and accurate list of each material License that is owned, held or possessed by the Company or any Subsidiary of the Company. Each License listed or required to be listed on Section 5T of the Company Disclosure Letter is valid and in full force and effect. Except as set forth on Section 5T of the Company Disclosure Letter:
(i) the Company and each Subsidiary of the Company is, and at all times since January 1, 2006 has been, in compliance in all material respects with the terms and requirements of each License identified or required to be identified on Section 5T of the Company Disclosure Letter;
(ii) to the knowledge of the Company, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (X) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any License listed or required to be listed on Section 5T of the Company Disclosure Letter or (Y) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or nonrenewal of, or any modification to, any License listed or required to be listed on Section 5T of the Company Disclosure Letter;
(iii) neither the Company nor any Subsidiary of the Company has received, at any time since January 1, 2006, written notice from any Governmental Entity or any other Person regarding (X) any material violation of or material failure by the Company or any Subsidiary of the Company to comply with any term or requirement of any License or (Y) any revocation, withdrawal, suspension, cancellation or termination of, or modification to, any License; and
(iv) all applications required to have been filed for the renewal of the Licenses listed or required to be listed on Section 5T of the Company Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Licenses have been duly made on a timely basis with the appropriate Governmental Entities.
(v) To the knowledge of the Company, each administrator, medical director, nurse, therapist or other medical professional employee or medical contracted agent (each a “Professional Employee”) of the Company or any Subsidiary of the Company holds such license as is necessary for that Professional Employee to carry out his or her duties for the Company or Subsidiary of the Company, and each such license is valid and in full force and effect. Except as set forth on Section 5T of the Company Disclosure Letter:
(a) to the knowledge of the Company, each Professional Employee is, and at all times since January 1, 2006 has been, in compliance in all material respects with all of the terms and requirements of each such License;

(b) to the knowledge of the Company, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (X) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any such License or (Y) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or non-renewal of, or any modification to, any such License;
(c) to the knowledge of the Company, no Professional Employee has received, at any time since January 1, 2006, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (X) any actual, alleged, possible or potential material violation of or material failure to comply with any term or requirement of any License or (Y) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation or termination of, or modification to, any License; and
(d) to the knowledge of the Company, all applications required to have been filed for the renewal of such Licenses have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Licenses in order for the Professional Employee to perform his or her duties for the Company or any Subsidiary of the Company have been duly made on a timely basis with the appropriate Governmental Entity.
The Licenses listed on Section 5T of the Company Disclosure Letter collectively constitute all of the Licenses necessary to permit the Company and its Subsidiaries to lawfully conduct and operate the Business (including, without limitation, the operation of each of the Facilities) in substantially the manner they currently conduct and operate the Business and to permit the Company and Subsidiary of the Company to own and use their assets in substantially the manner in which they currently own and use such assets.
5U. Long Term Hospital Certification and Payment.
(i) Each Facility meets the requirements for exclusion from the Medicare short-stay hospital inpatient prospective payment system specified in 42 CFR § 412.1(a)(1) by complying in all material respects with the requirements set forth at 42 CFR §412.23(e), including without limitation the requirements concerning the calculation of the average length of stay of each Facility set forth at 42 CFR §412.23(e)(3).
(ii) Each Facility that occupies space in a building also used by another hospital or in one or more buildings located on the same campus as buildings used by another hospital meets the requirements applicable to such Facility under 42 CFR §412.22(e), (f) or (h) in all material respects.
(iii) Set forth on Section 5U(iii) of the Company Disclosure Letter is a table listing: (A) each Facility; (B) whether the Facility is a “freestanding long-term care hospital” as defined at 42 CFR §412.23(e)(5), a “hospital within hospital” as defined at 42 CFR §412.22(e), or a “satellite facility” as defined at 42 CFR §412.22(h); (C) in the case of any Facility identified as a hospital within hospital, whether the Facility is “grandfathered” by meeting the criteria at 42 CFR §412.22(f); (D) in the case of any Facility identified as a hospital within hospital but is not grandfathered, whether the Facility is subject to the transition at 42 CFR §412.534(g); (E) in the case of any Facility identified as a satellite facility, whether the Facility is “grandfathered” by meeting the criteria at 42 CFR §412.22(h)(3)(i); (F) in the case of any Facility identified as a satellite facility but is not grandfathered, whether the Facility is subject to the transition at 42 CFR §412.534(g); (G) whether the Facility is a rural hospital as contemplated by 42 CFR §412.534(d) or 42 CFR §412.536(c); (H) whether the Facility is a MSA-dominant hospital as contemplated by 42 CFR §412.534(e) or 42 CFR §412.536(d); (I) for the Facility’s most recent cost reporting period, the percentage of patients admitted to the Facility from any hospital located in the same building or on the same campus as the Facility; and (J) for the Facility’s most recent cost reporting period, the percentage of patients admitted to the Facility from any hospital from which the Facility admitted 25% or more of its patients and the name of each such hospital.
5V. Census and Payor Mix Reports. The Company has made available to Buyer true and complete reports detailing the census and payor mix for each Facility for all periods from January 1, 2008 to September 30, 2009.
5W. Transactions With Affiliates. Except as set forth on Section 5W of the Company Disclosure Letter, since January 1, 2008, no director, officer, employee or greater than five percent (5%) equityholder of the Company or member of the family or Affiliate (other than a Subsidiary of the Company or a portfolio company of such Person) of any such Person is a party to any transaction with the Company or any Subsidiary of the Company, including any contract providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person or firm, other than employment-at-will arrangements in the ordinary course of business.
5X. Bank Accounts. Section 5X of the Company Disclosure Letter sets forth a list of all bank and securities accounts and lockboxes maintained by the Company or any Subsidiary of the Company, a list of persons authorized to sign on behalf of the Company and each Subsidiary of the Company with respect to each such account and a list of persons with authorized access to each such lockbox.
5Y. Insurance. Section 5Y of the Company Disclosure Letter contains a true, correct and complete list of all insurance policies or programs of self-insurance maintained by or on behalf of the Company or any Subsidiary of the Company in effect as of the date hereof (in the case of “claims made” based policies) and for policy periods beginning on or after January 1, 2006 (in the case of “occurrence” based policies), indicating for each policy the carrier, the type of insurance coverage, the amounts of coverage, deductible, premium rate, cash value if any, whether such policy is on an “occurrence” or “claims made” basis, expiration date and whether the program was retrospectively rated. All such policies listed on Section 5Y of the Company Disclosure Letter are in full force and effect. True and complete copies of all such insurance policies have been made available for inspection by Buyer prior to the date of this Agreement. Neither the Company nor any Subsidiary of the Company, as the case may be, is in material default under any of such policies. No written notice of cancellation or non-renewal has been received by the Company or any Subsidiary of the Company under any of such policies. There has not been any failure by the Company or any Subsidiary of the Company to give notice of any material pending claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth on Section 5Y of the Company Disclosure Letter, there are no outstanding unpaid premiums under such policies that are due and payable as of the date hereof, other than accounts payable in the ordinary course of business. No written disallowance of any material claim under any such policy has been received by the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has been refused any insurance, nor has any of their coverage been limited by any insurance carrier to which any of them has applied for insurance or with which any of them has carried insurance during the last three years. Except as disclosed on Section 5Y of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company is party to any agreement pursuant to which it will be obligated to pay any retrospectively rated premiums, deductible amounts or self-insured retentions in connection with any insurance policies.

5Z. Compliance with Applicable Laws.
(i) Except as set forth on Section 5Z of the Company Disclosure Letter, the Company and each Subsidiary of the Company is, and for the applicable statute of limitations, has been, in compliance in all material respects with all Legal Requirements that are or were applicable to it or to the conduct or operation of its business or the ownership, lease or use of any of its assets.
(ii) Except as set forth on Section 5Z of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has received, at any time since January 1, 2006, any written notice, or, the knowledge of the Company, other communication from any Governmental Entity or any other Person regarding (i) any violation of, or failure to comply in any material respect with, any Legal Requirement, or (ii) any obligation on the part of the Company or any Subsidiary of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
(iii) Without limitation of the other provisions of this Section 5Z, except as set forth on Section 5Z of the Company Disclosure Letter:
(a) neither the Company nor any Subsidiary of the Company has submitted any claim in connection with any referral to any Facility in violation in any material respect of any applicable self-referral law, including, without limitation, the Ethics in Patient Referrals Act, 42 U.S.C. §1395nn and regulations thereunder, or any applicable state self-referral law;
(b) no physician and no immediate family member of a physician who makes referrals or is in a position to make referrals to any Facility has a direct or indirect ownership or investment interest in the Company or any Subsidiary;
(c) neither the Company nor any Subsidiary of the Company has submitted any claim for payment to any payor source, either governmental or nongovernmental, in violation in any material respect of any false claim or fraud law, including, without limitation, the False Claims Act, 31 U.S.C. §3729;
(d) neither the Company nor any Subsidiary of the Company is presently, or has engaged in any activities which are cause for material criminal or civil penalties and/or mandatory or permissive exclusion from any Health Care Program, including, without limitation, (A) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (B) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment; (C) presenting or causing to be presented a claim for reimbursement under any Health Care Program that is: (1) for an item or service the claimant knows or should know was not provided as claimed; (2) for an item or service the claimant knows or should know is false or fraudulent; or (3) for an item or service the claimant knows or should know is not medically necessary; (D) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment; (E) knowingly or willfully soliciting or receiving any bribe, rebate, payoff, influence payment, kickback or other payment of any nature in violation of any Legal Requirement with respect to any Health Care Program; or (F) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) or a material fact with respect to (1) the conditions or operations of a Facility in order that such Facility may obtain certification, accreditation or similar approval under any Federal Health Care Program (as defined at 42 U.S.C. §1320a-7b(f)) or any health care program operated by or financed in whole or in part by any state or other government jurisdiction in which the Company or any Subsidiary of the Company is authorized to do business (each a “State Health Care Program” and together with the Federal Health Care Programs, the “Health Care Programs”), or (2) information required to be provided under §1124A of the Social Security Act (42 U.S.C. §1320a-3); and
(e) neither the Company, nor any Subsidiary of the Company nor, to the knowledge of the Company, any officer, director, employee or contracted agent (for or on behalf of the Company or any Subsidiary of the Company) of the Company or any Subsidiary of the Company, has, directly or indirectly, (A) offered, paid, solicited or received any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors or third party payors of the Company or any Subsidiary of the Company, in order to obtain business or payments from such Persons in violation of any Legal Requirement in any material respect; (B) solicited, received, given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous Payment (as hereinafter defined) of any kind, nature or description to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other Person in violation of any Legal Requirement in any material respect; (C) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment, gift or other distribution, whether in money, property or services (a “Payment”) to, or for the private use of, any governmental official, employee or agent where the Payment was in violation of any Legal Requirement in any material respect; (D) established or maintained any unrecorded fund or asset for any purpose or intentionally made any false or artificial entries on any of the books or records of the Company or any Subsidiary of the Company for any reason; (E) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any Payment to any Person with the intention or understanding that any part of such Payment would be used for any purpose other than that described in the documents supporting such Payment; or (F) solicited, received, paid or offered any illegal remuneration for any referral to any Facility or other prohibited conduct in violation of any Legal Requirement in any material respect, including without limitation, the Federal Anti-Kickback Statute, 42 U.S.C. §1320a-7b(b), or any applicable state anti-kickback law.
5AA. Environmental. Except as set forth on Section 5AA of the Company Disclosure Letter, (i) the Company and its Subsidiaries since January 1, 2006 have been and are in compliance in all material respects with all Environmental Laws; (ii) the Company and its Subsidiaries maintain and are in compliance in all material respects with all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business as presently conducted (“Environmental Permits”); all such material Environmental Permits are listed on Section 5AA of the Company Disclosure Letter, and are in full force and effect, with all applications for renewal timely filed; (iii) neither the Company nor any of its Subsidiaries has received any written notice, demand or request for information regarding any actual or alleged material violation of Environmental Laws, or any material liabilities or potential liabilities arising under Environmental Laws; (iv) neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any other Person has had a release of Hazardous Substances (as defined below) on the Owned or Leased Real Property that would reasonably be expected to require material investigation, remediation or other response action by the Company or any Subsidiary; (v) there are no present (nor to the knowledge of the Company, past) actions, activities, circumstances, conditions, events or incidents that would reasonably be expected to form the basis of a claim, action or proceeding under Environmental Laws against the Company or any Subsidiary that would have or reasonably be expected to have a Company Material Adverse Effect; and (vi) the Company has provided to Buyer copies of all material environmental assessments, audits, reports, correspondence and other documents relating to the Company or any of its Subsidiaries to the extent the forgoing are in the possession of the Company or any of its Subsidiaries. For purposes of this Agreement, “Environmental Laws” shall mean all applicable federal, state, and local statutes, regulations, and ordinances having the force or effect of Legal Requirements, and all judicial and administrative orders and determinations, concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or toxic materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, radioactive materials, chemotherapeutic, biohazardous or infectious wastes, petroleum products or byproducts, asbestos, or polychlorinated biphenyls (“Hazardous Substances”). Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 5AA , Section 5D(ii) and Section 5L are the sole and exclusive representations and warranties of the Company or any of its Subsidiaries with respect to environmental matters, including matters arising under or relating to Environmental Laws.
5BB. Employees and Labor Relations.
(i) Set forth on Section 5BB(i) of the Company Disclosure Letter hereto is a (a) list of all payments required to be made by the Company and/or its Subsidiaries to directors, officers, employees, or consultants contingent on the consummation of the transactions contemplated by this Agreement and (b) list as of the date hereof of all employees of the Company and each Subsidiary of the Company entitled to receive a base salary at an annual rate in excess of $100,000 and their respective positions and annual base salaries.
(ii) Except as set forth on Section 5BB(ii) of the Company Disclosure Letter, at the present time and during the past three years, (a) no unfair labor practice complaint or charge against the Company or any Subsidiary of the Company has been brought before, or, to the knowledge of the Company, threatened by, the National Labor Relations Board or any other Governmental Entity in any jurisdiction; (b) there has not occurred or, to the knowledge of the Company, been threatened any labor strike, picketing, dispute involving a group of employees, slowdown, stoppage, or other similar labor activity against or involving the Company or any Subsidiary of the Company; (c) neither the Company nor any Subsidiary of the Company is or has been party to any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent, or attempting to represent any group of employees; (d) neither the Company nor any Subsidiary of the Company is or has been a party to, or affected by or threatened with, any union organizing or election activity or any dispute or controversy with a union involving its employees; and (e) neither the Company nor any Subsidiary of the Company has experienced any material labor difficulty involving a group of employees.
(iii) Except as set forth on Section 5BB(iii) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has effectuated a “plant closing” or “mass layoff” under the Worker Adjustment Retraining Notification Act (“WARN Act”) nor in the past 90 days has the Company or Subsidiary of the Company effectuated any plant closing or layoff, which resulted in an “employment loss” within the meaning of the WARN Act or any state or local law similar to the WARN Act.
5CC. Votes Required. Any vote or approval of the holders of any class or series of the Company’s equity interests necessary for the Company to adopt this Agreement and for the Company to approve the transactions contemplated by this Agreement has been obtained.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the Buyer Disclosure Letter (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such Buyer Disclosure Letter relates; provided, that any information set forth in one section of the Buyer Disclosure Letter shall be deemed to apply to each other section or subsection thereof or hereof to which (a) a specific cross reference to such other section or subsection is made, or (b) the applicability of such disclosure to such other section or subsection is reasonably apparent on its face), Buyer hereby represents and warrants to and for the benefit of the Company (prior to the Closing) and Sellers (after the Closing) as follows:
6A. Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so be in good standing or qualify would have a Buyer Material Adverse Effect. Buyer and its Subsidiaries have all requisite corporate power and authority necessary to own and operate its properties and to carry on its business as now conducted and to execute, deliver and perform this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby. True and complete copies of Buyer’s Organizational Documents have been made available to the Representative prior to the date of this Agreement, which copies include all amendments, modifications or supplements thereto. Buyer’s Organizational Documents are in full force and effect and Buyer is in compliance in all material respects with all of the material terms and provisions thereof applicable to it.
6B. Authorization; No Breach.
(i) All corporate acts and other corporate proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement, the Escrow Agreement and the other agreements, documents and instruments contemplated hereby to be executed and delivered by Buyer at Closing and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer, and each of the Escrow Agreement and the other agreements, documents and instruments contemplated hereby to be executed and delivered by Buyer at Closing, when so executed and delivered, shall have been duly executed and delivered by Buyer, and this Agreement constitutes, and each of the Escrow Agreement and the other agreements, documents and instruments contemplated hereby to be executed and delivered by Buyer at Closing, when so executed and delivered shall constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as such enforcement may be limited by the availability of specific performance and the application of equitable principles.

(ii) Except as set forth in Section 6B of the Buyer Disclosure Letter, the execution and delivery by Buyer of this Agreement does not, and the consummation by Buyer of the transactions contemplated hereby will not, (A) result in a breach of any of the provisions of, (B) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (C) result in a violation of, (D) give any third party the right to terminate or to accelerate any obligation under, or (E) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or third party, under any provision of the certificate of incorporation or bylaws or other organizational or governing documents of Buyer, or any indenture, mortgage, loan agreement or lease or any other material agreement or instrument to which Buyer is a party or by which Buyer or its assets are bound, or any judgment, order or decree applicable to Buyer or its assets or any Legal Requirement applicable to Buyer or its assets, other than any such breaches, defaults, violations or rights that, individually or in the aggregate, would not have a Buyer Material Adverse Effect and other than any such authorizations, consents, approvals, exemptions or other actions required under the HSR Act or the failure of which to obtain would not, individually or in the aggregate, have or reasonably be expected to have a Buyer Material Adverse Effect.
6C. Legal Proceedings. There are no Legal Proceedings pending or, to Buyer’s knowledge, threatened by or against Parent or any of its Subsidiaries (including, without limitation, Buyer) that would be reasonably likely to result in a Buyer Material Adverse Effect, and as of the date of this Agreement, there are no outstanding judgments, orders, writs, injunctions, decrees or, to Buyer’s knowledge, investigations of any Governmental Entity against Parent or any of its Subsidiaries (including, without limitation, Buyer) that would be reasonably likely to result in a Buyer Material Adverse Effect.
6D. Financing. Buyer has access to, and will have access to at the Closing, all funds required in order to complete the purchase of the Acquired Securities on the terms contained in this Agreement and to consummate the other transactions contemplated hereby. Buyer affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Buyer obtain financing for or related to any of the transactions contemplated hereby.
6E. Brokerage. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries (including, without limitation, Buyer), other than any agent, broker, investment banker, financial advisor or other firm or Person the fees and expenses of which shall be paid by Buyer.
6F. Solvency. Immediately after giving effect to the transactions contemplated hereby, assuming (i) the accuracy of the representations and warranties of the Company contained in this Agreement as of the Closing Date (without giving effect to any materiality or Company Material Adverse Effect or similar qualifiers), (ii) that all other conditions to Buyer’s obligations to consummate the transactions contemplated hereby have been satisfied or waived by Buyer in writing, (iii) no event, change, occurrence or development (or aggregation of events, changes, occurrences or developments) has occurred that has had or may reasonably be expected to have a material adverse effect on the business, results of operation or financial condition of the Company and its Subsidiaries taken as a whole and (iv) that as of the Closing Date, the financial projections previously provided by the Company to Buyer remain, in light of then current conditions, a reasonable projection of the future performance of the Company, based on reasonable assumptions, immediately after the consummation of the transactions contemplated by this Agreement, Parent and its Subsidiaries (on a consolidated basis) shall: (a) be able to pay their respective debts as they become due; (b) own property which has a fair value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) not have an unreasonably small amount of capital for the operation of the business in which they are engaged.
6G. Acquisition for Investment. The Acquired Securities being purchased by Buyer pursuant to this Agreement are being purchased for investment only and not with a view to any public distribution thereof, and Buyer will not offer to sell or otherwise dispose of such securities in violation of any of the registration requirements of the Securities Act, or any comparable state law. Buyer is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act.
ARTICLE 7
TERMINATION
7A. Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated only as provided in this Section 7A. In the case of any such termination, the terminating party shall give notice to the other parties specifying the provision pursuant to which this Agreement is being terminated. This Agreement may be terminated at any time prior to the Closing:
(i) by the mutual written consent of Buyer and the Representative (on behalf of the Sellers and the Company);
(ii) by Buyer, if there has been an inaccuracy or breach by the Sellers, the Company or the Representative of any covenant, representation or warranty of the Sellers, the Company or the Representative contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Buyer at the Closing and such inaccuracy or breach has not been waived by Buyer or, in the case of a covenant breach capable of being cured, cured by the Company, the Sellers or the Representative within the earlier of twenty days after written notice thereof from Buyer to the Representative or the Outside Date; provided that any failure to effectuate the Closing when required by Section 1B or make the deliveries required by Section 1C when thereby contemplated is a material and willful breach of this Agreement;
(iii) by the Representative (on behalf of the Sellers and the Company), if there has been an inaccuracy or breach by Buyer of any covenant, representation or warranty of Buyer contained in this Agreement which would prevent the satisfaction of any condition to the obligations of the Sellers and the Company at the Closing and such inaccuracy or breach has not been waived by the Representative or, in the case of a covenant breach capable of being cured, cured by Buyer within the earlier of twenty days after written notice thereof by the Representative to Buyer or the Outside Date; provided that any failure to effectuate the Closing when required by Section 1B or make the payments and deliveries required by Section 1C when thereby contemplated is a material and willful breach of this Agreement;
(iv) by Buyer if any of the conditions set forth in Section 2A or Section 2B shall have become incapable of being satisfied, and shall not have been waived by Buyer;
(v) by the Representative (on behalf of the Sellers and the Company) if any of the conditions set forth in Section 2A or Section 2C shall have become incapable of being satisfied, and shall not have been waived by the Representative;
(vi) by Buyer or the Representative (on behalf of the Sellers and the Company) if the transactions contemplated hereby have not been consummated on or prior to December 31, 2010 (the “Outside Date”); provided that (a) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7A(vi) if Buyer’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby and (b) the Representative shall not be entitled to terminate this Agreement pursuant to this Section 7A(vi) if the Sellers’ or the Company’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby.
7B. Effect of Termination. If this Agreement is terminated by Buyer or the Representative in accordance with Section 7A, then (x) this Agreement shall forthwith become void and of no further force or effect (other than this Section 7B, Section 10C, Section 10K and Article 11, which shall survive the termination of this Agreement and shall be enforceable by the parties hereto notwithstanding any such termination), and (y) there shall be no liability or obligation on the part of Buyer, the Sellers, the Company or the Representative to any other party hereto, except as set forth in this Section 7B and except for willful breaches of this Agreement by such party prior to the time of such termination. Nothing in this Article 7 shall be deemed to alter the provisions of Section 11Q or otherwise impair the right of any party to compel specific performance by another party of its obligations under this Agreement. If the transactions contemplated by this Agreement are terminated as provided herein, (i) Buyer shall return all documents and copies and other materials received from or on behalf of the Company relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Company, and (ii) all such information shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
ARTICLE 8
DEFINITIONS
8A. Definitions. The terms defined in Exhibit A, whenever used herein, shall have the meanings set forth on Exhibit A for all purposes of this Agreement. The definitions on Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.
8B. Usage.
(i) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(ii) Words denoting any gender shall include all genders. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.
(iii) All references to an Article, Section or Exhibit shall be deemed to refer to such Article, Section or Exhibit of this Agreement, unless otherwise specified. The terms “hereof,” “herein,” “hereunder” and derivative words refer to this entire Agreement, unless the context otherwise requires.
(iv) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.
(v) All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.
(vi) All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(vii) Any reference to any agreement or contract referenced herein or in the Company Disclosure Letter shall be a reference to such agreement or contract, as amended, modified, supplemented or waived.
(viii) Any reference to a Legal Requirement will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder.
ARTICLE 9
INDEMNIFICATION
9A. Indemnification by Sellers. From and after the Closing (but subject to the provisions of this Article 9 (including the exclusive remedy and sole source of recovery provisions of Section 9C(i) and Section 9D)), the Sellers (on a pro rata basis (based on consideration received and not jointly)) shall, subject to Section 9C, indemnify the Buyer Parties against, and hold harmless the Buyer Parties from, any and all Losses (regardless of whether or not such Losses relate to any Third Party Claim) resulting from or relating to (i) the failure of any representation or warranty of the Sellers or the Company contained in this Agreement or in any Certificate (other than the Buyer Closing Certificate and the Buyer Secretary Certificate) to be true and correct as of the date of this Agreement or as of the Closing Date as if made anew as of such date, (ii) any breach of any covenant of the Sellers contained in this Agreement or the Escrow Agreement, or any breach of any covenant of the Company contained in this Agreement requiring performance prior to or at the Closing, (iii) (A) any amount actually received or recorded by the Company or any Subsidiary of the Company prior to the Closing Date (or that was considered a current asset of the Company or its Subsidiaries for purposes of the calculation of Closing Net Working Capital) to the extent such amount is deemed an overpayment due to adjustments (other than Outlier Adjustments) made by a Governmental Entity after the Closing Date to the cost reports of the Company or any Subsidiary of the Company with respect to periods prior to the Closing Date and (B) any amount actually received or recorded by the Company or any Subsidiary of the Company prior to the Closing Date (or that was considered a current asset of the Company or its Subsidiaries for purposes of the calculation of Closing Net Working Capital) to the extent such amount is deemed an overpayment by a third party payor other than due to adjustments made to the cost reports filed by or on behalf of the Company or any Subsidiary of the Company on or prior to the Closing Date and, in each case for purposes of this Section 9A(iii) to the extent an amount for such specific liability was not reflected as a current liability or contra-asset of the Company or its Subsidiaries for purposes of the calculation of Closing Net Working Capital; (iv) (A) any failure by the Company or any Subsidiary of the Company prior to the Closing Date to comply with Legal Requirements related to third party payor programs sponsored by Governmental Entities, including compliance with all Medicare and/or Medicaid Legal Requirements (other than with respect to Outlier Adjustments), (B) any failure by the Company or any Subsidiary of the Company prior to the Closing Date to comply with payment policies related to non-governmental third party payor programs, and (C) any failure by the Company or any Subsidiary of the Company prior to the Closing Date to comply with state health care Legal Requirements, including state facility and professional licensure and certificate of need Legal Requirements, in each case for purposes of this Section 9A(iv) to the extent the amount of any Losses resulting from or relating to any such specific failure was not reflected as a current liability or contra-asset of the Company or its Subsidiaries for purposes of the calculation of Closing Net Working Capital; (v) Pre-Closing Taxes; (vi) the leases set forth on Section 2B(x) of the Company Disclosure Letter or the Subsidiaries of the Company which are parties to the leases set forth on Section 2B(x) of the Company Disclosure Letter; (vii) the minority partners of the Subsidiary of the Company set forth on Section 2B(xiii) of the Company Disclosure Letter and any repurchase or redemption of their interests; and (viii) any fraud committed by the Company or its officers or directors.

9B. Indemnification by Buyer. From and after the Closing (but subject to the provisions of this Article 9), Buyer shall indemnify the Seller Parties against, and hold harmless the Seller Parties from, any and all Losses resulting from or relating to (i) the failure of any representation or warranty of Buyer contained in this Agreement, or in the Buyer Closing Certificate or the Buyer Secretary Certificate, to be true and correct as of the date of this Agreement or as of the Closing Date as if made anew as of such date, or (ii) any breach of any covenant or agreement of Buyer contained in this Agreement or the Escrow Agreement, and any breach of any covenant or agreement of the Company contained in this Agreement or the Escrow Agreement requiring performance after the Closing.
9C. Claims against the General Escrow Amount.
(i) Following the Closing, the Buyer Parties’ sole and exclusive remedy and source of recovery for any Losses (other than Losses resulting from or relating to any breach of the Fundamental Representations or of a covenant of any Seller requiring performance after the Closing, or in respect of claims pursuant to Section 9A(vi), Section 9A(vii) or Section 9A(viii) or claims for fraud (collectively, “Direct Claims”)) is the portion of the General Escrow Amount remaining at any given time in the General Escrow Account. Following the Closing, except for Direct Claims, which may be asserted directly against any Seller Party, no claim by Buyer for Losses under this Agreement or otherwise shall be asserted directly against the Seller Parties or any of them. Subject to the provisions of this Article 9 (including the pro rata nature of the indemnity obligations hereunder), following the Closing, Buyer shall only be entitled to assert claims directly against any or all of the Sellers in respect of any Losses resulting from or relating to any Direct Claims, and a Buyer Party may at its option and in its sole discretion, in addition to any other remedies available to it, also assert such Direct Claims against the portion of the General Escrow Amount then remaining in the General Escrow Account.
(ii) Within two (2) Business Days after the date that is 12 months following the Closing Date (such date that is twelve months following the Closing Date, the “General Survival Date”), Buyer and the Representative shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release to, or as directed by, the Representative an amount in cash equal to $5,000,000 minus the sum of (a) the amount for which claims for indemnification were made against the General Escrow Account prior to the General Survival Date in accordance with the terms of this Agreement and that are not yet resolved as of the General Survival Date (the “Claim Amount”) and (b) the amount paid out of the General Escrow Account to any Buyer Party prior to the General Survival Date. At any time after the General Survival Date, within five (5) Business Days after Buyer determines that all or any portion of the Claim Amount is not owed to Buyer hereunder, or a court of competent jurisdiction finally determines, that a Buyer Party is not entitled to all or a portion of the Claim Amount, Buyer and the Representative shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release to, or as directed by, the Representative on behalf of the Sellers such portion of the Claim Amount that the Sellers would otherwise have been entitled to receive on the General Survival Date; provided, that no such amount shall be released from the General Escrow Account upon such determination in the event that there are not sufficient funds remaining in the General Escrow Account to cover any Extended Claim Amount.
(iii) Within two (2) Business Days after the date that is 18 months following the Closing Date (such date that is eighteen months following the Closing Date, the “Extended Survival Date”), Buyer and the Representative shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release to, or as directed by, the Representative an amount in cash equal to (a) all remaining Escrow Funds in the General Escrow Account, minus (b) the amount for which claims for indemnification were made against the

General Escrow Account prior to the Extended Survival Date (including any Claim Amount) (the “Extended Claim Amount”) in accordance with the terms of this Agreement and that are not yet resolved as of the Extended Survival Date. At any time after the Extended Survival Date, within five (5) Business Days after Buyer determines that all or any portion of the Extended Claim Amount is not owed to Buyer hereunder, or a court of competent jurisdiction finally determines, that a Buyer Party is not entitled to all or a portion of the Extended Claim Amount, Buyer and the Representative shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release to the Representative on behalf of the Sellers such portion of the Extended Claim Amount.
(iv) In the event that Buyer Parties make a claim for indemnification hereunder and (a) the Representative agrees with such claim in whole or in part or (b) a court of competent jurisdiction finally determines that the Buyer Parties are entitled to indemnification under this Agreement, the Representative and Buyer shall, no later than five (5) Business Days thereafter cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release to, or as directed by, Buyer from the General Escrow Account the amount to which Buyer is entitled hereunder.
(v) Subject to Section 10I, any amounts received by the Representative pursuant to this Section 9C shall be received for the benefit of all Sellers.
9D. Exclusive Remedy. Each party acknowledges and agrees that, from and after the Closing (except for actions seeking specific performance or similar equitable relief pursuant to Section 11Q, disputes under Section 1D, which disputes will be resolved in accordance with the dispute mechanism set forth in Section 1D, and fraud claims), its sole and exclusive remedy with respect to any and all rights, claims and causes of action it may have against any Indemnifying Party or any Seller Parties relating to the operation of the Company or its Subsidiaries or their respective businesses, or resulting from or relating to the subject matter of this Agreement and the Company Disclosure Letter and the transactions contemplated hereby and thereby, whether arising under or based upon any Legal Requirements or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law), shall be pursuant to the indemnification provisions set forth in this Article 9. In furtherance of the foregoing, each of Buyer (on its own behalf and on behalf of the other Buyer Parties), the Sellers (each on his, her or its own behalf and on behalf of the other Seller Parties who are not signatories hereto) and the Company hereby (x) covenants and agrees that (other than as provided in the first sentence of this Section 9D), from and after the Closing, he, she or it will not, directly or indirectly, assert or otherwise bring any claim, cause of action or demand, or commence or institute or cause to be commenced or instituted, any proceeding of any kind or nature relating to the operation of the Company or its Subsidiaries or their respective businesses, or resulting from or relating to the subject matter of this Agreement and the Company Disclosure Letter and the transactions contemplated hereby and thereby, whether arising under or based upon any Legal Requirements or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law), other than pursuant to the indemnification provisions set forth in this Article 9, and (y) waives, from and after the Closing, to the fullest extent permitted under applicable Legal Requirements, any and all rights, claims and causes of action it may have against any Indemnifying Party or any Seller Parties relating to the operation of the Company or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement and the Company Disclosure Letter and the transactions contemplated hereby and thereby, whether arising under or based upon any Legal Requirements or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law) other than as provided in the first sentence of this Section 9D.
9E. Termination of Indemnification. Subject to the final sentence of this Section 9E, the obligations under Sections 9A(i), 9A(ii), 9B(i) and 9B(ii) shall terminate when the applicable representation or warranty or covenant terminates pursuant to Section 10A; provided, however, that such obligations shall not terminate with respect to any item as to which the Person to be indemnified shall have, prior to the applicable Limitation Date, previously made a claim by delivering a written notice to the Indemnifying Party meeting the requirements set forth in Section 10A. Subject to the final sentence of this Section 9E, the obligations under Sections 9A(iii), 9A(iv) and 9A(v) shall terminate on the Extended Survival Date; provided, however, that such obligations shall not terminate with respect to any item as to which the Person to be indemnified shall have, on or prior to the Extended Survival Date, previously made a claim by delivering a written notice to the Indemnifying Party meeting the requirements set forth in Section 10A. Notwithstanding anything to the contrary contained in this Agreement, unless earlier terminated in accordance with this Agreement, all obligations under Section 9A (other than obligations in respect of Direct Claims) shall terminate at such time as the General Escrow Amount has been disbursed from the General Escrow Account (it being understood that such time could be before the General Survival Date and the Extended Survival Date).
9F. Procedures Relating to Indemnification.
(i) In order for a Person that has rights of indemnification under this Agreement (each, an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of a claim or demand made by any Person (other than an Indemnified Party) against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing (and setting forth in reasonable detail the basis for such Indemnified Party’s belief that such right to indemnification may exist to the extent known) of the Third Party Claim within ten (10) Business Days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure; provided, further, that for purposes of making claims against the Escrow Amount (or the Sellers in respect of Direct Claims), written notice to the Representative shall be deemed written notice to the Indemnifying Party pursuant to this Section 9F(i). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, that failure to deliver such notices and documents on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.
(ii) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it elects, to control the defense thereof, in each case at its own expense, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, that notice of the intention to so control the defense shall be delivered by the Indemnifying Party to the Indemnified Party within twenty (20) days after the date of receipt by the Indemnifying Party of notice by the Indemnified Party of the assertion of the Third Party Claim; provided, further, that the Indemnifying Party shall be entitled to control the defense only if (a) the claim does not seek equitable relief or, if the claim does seek equitable relief, such claim for equitable relief is merely incidental to a claim for monetary relief, (b) the Indemnifying Party verifies in writing to the Indemnified Party its obligation to indemnify the Indemnified Party hereunder against Losses that may result from such

Third Party Claim, subject in all respects to the provisions of this Article 9, (c) (x) in the case of claims in respect of Section 9A(i) (other than in respect of any Fundamental Representations), Section 9A(iii), Section 9A(iv) or Section 9A(v), there are sufficient funds remaining in the General Escrow Account to satisfy any obligation to provide such indemnification to the Indemnified Party with respect to such Third Party Claim along with any and all other pending indemnification claims in respect of such Sections of this Agreement, and (y) in the case of claims in respect of the Fundamental Representations, Section 9A(ii), Section 9A(vi), Section 9A(vii) or Section 9A(viii), the Indemnifying Party can reasonably demonstrate that it has the funds necessary to satisfy any obligation to provide such indemnification to the Indemnified Party with respect to such Third Party Claim along with any and all other pending indemnification claims in respect of such Sections of this Agreement, and (d) in the case of claims in respect of Section 9A(i), Section 9A(iii), Section 9A(iv) or for any breach of any covenant or agreement contained in Section 3F, Section 3G or Section 3H, if the amount of such Third Party Claim exceeds 150% of the amount of any remaining deductible that is applicable under Section 9G(ii)(a), Section 9G(ii)(b) or Section 9G(ii)(c) (the foregoing collectively, the “Litigation Conditions”); provided, further, that the Indemnifying Party shall forfeit the right to control the defense of any such claim if, at any time after assuming the defense or settlement thereof, the Indemnifying Party no longer satisfies the Litigation Conditions or fails to diligently contest, defend or litigate such claims in good faith. Should an Indemnifying Party elect to assume the defense of a Third Party Claim in accordance with the terms of this Agreement, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless (i) the Indemnifying Party has not employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, (ii) the employment of counsel and the amount reimbursable therefor by the Indemnified Party has been authorized in writing by the Indemnifying Party or (iii) representation of the Indemnifying Party and the Indemnified Party by the same counsel would, in the reasonable opinion of the counsel employed by the Indemnifying Party, constitute a conflict of interest under applicable standards of professional conduct. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (subject to the previous sentence), separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense so long as the Indemnifying Party continues to have the right to control such defense in accordance with this Section 9F(ii). All the parties hereto shall cooperate in the defense or prosecution of a Third Party Claim. Such cooperation shall include the retention and provision to the party controlling the defense (upon the request of such controlling party) to records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall be obligated to reimburse Indemnified Party for the reasonable out-of-pocket expenses related to such cooperation. The Indemnifying Party shall have full authority to determine all action to be taken with respect to a Third Party Claim the defense of which it has elected to assume in accordance with this Section 9F(ii); provided, however, that that the Indemnifying Party shall obtain the prior written consent (which shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party prior to admitting any liability with respect to, consenting to the entry of any judgment, or settling, compromising or discharging any Third Party Claim. If the Indemnifying Party does not elect to assume the control of the defense of any such Third Party Claim, fails to notify the Indemnified Party of its election as herein provided, fails to satisfy the Litigation Conditions or fails to diligently contest, defend or litigate such Third Party Claim in good faith, the Indemnified Party may pay, compromise or defend such Third Party Claim; provided, however, that the Indemnified Party shall obtain the prior written consent (which shall not be unreasonably withheld, conditioned or delayed) of the Indemnifying Party prior to admitting any liability with respect to, consenting to the entry of any judgment, or settling, compromising or discharging any Third Party Claim.
9G. Certain Additional Matters.
(i) The amount of any and all Losses under this Article 9 shall be determined net of the amount of any proceeds actually received by an Indemnified Party or any of such Indemnified Party’s Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract pursuant to which or under which such Indemnified Party or such Indemnified Party’s Affiliates is a party or has rights (collectively, “Alternative Arrangements”) (net of (i) any increase in premiums, (ii) retroactive premiums, (iii) premium adjustments, or (iv) any deductible incurred in obtaining such proceeds). If the Indemnified Party receives any such proceeds subsequent to an indemnification payment by the Indemnifying Party in respect of any Losses, then such Indemnified Party shall promptly reimburse the Indemnifying Party in an amount equal to the amount by which such indemnification payment would have been reduced had such proceeds been received by the Indemnified Party prior to such payment by the Indemnifying Party.
(ii)
(a) No Buyer Party shall be entitled to indemnification or other recovery pursuant to Section 9A(i) or for any breach of any covenant or agreement contained in Section 3F, Section 3G or Section 3H unless and until the aggregate amount of all Losses under Section 9A(i), Section 9A(iii), Section 9A(iv) and for any breach of any covenant or agreement contained in Section 3F, Section 3G or Section 3H (other than Losses (x) resulting from or relating to breaches of Fundamental Representations or Section 5E(v), for which no such limitation shall apply, or (y) that have been recovered by a Buyer Party pursuant to Section 9A(iii) or Section 9A(iv)) exceeds on a cumulative basis an amount equal to $1,400,000, and then, such Buyer Party shall only be entitled to recover to the extent of such excess (subject to Section 9C(i)); provided, however, that the limitations set forth in this Section 9G(ii)(a) shall not apply to claims arising from breaches of Fundamental Representations or Section 5E(v).
(b) No Buyer Party shall be entitled to indemnification or other recovery pursuant to Section 9A(iii), unless and until the aggregate amount of all Losses under Section 9A(iii) exceeds on a cumulative basis an amount equal to $250,000, and then such Buyer Party shall only be entitled to recover to the extent of such excess (subject to Section 9C(i)).
(c) No Buyer Party shall be entitled to indemnification or other recovery pursuant to Section 9A(iv), unless and until the aggregate amount of all Losses under Section 9A(iv) exceeds on a cumulative basis an amount equal to $250,000, and then such Buyer Party shall only be entitled to recover to the extent of such excess (subject to Section 9C(i)).
(d) No Buyer Party shall assert any claim or series of related claims whatsoever pursuant to Section 9A (except for a breach of Section 5E(v)), and no Buyer Party shall be entitled to indemnification or other recovery whatsoever pursuant to Section 9A (except for a breach of Section 5E(v)), for any Losses resulting from, or arising out of any Outlier Adjustment.

(e) Notwithstanding anything to the contrary contained in this Agreement, (1) the aggregate cumulative liability of a Seller under this Article 9 shall in no event exceed the aggregate proceeds actually received by such Seller and (2) no Indemnified Party shall be entitled to recover any amount under this Article 9 more than once in respect of the same Loss.
(iii) No Seller Party shall assert any claim or series of related claims pursuant to Section 9B(i), and no Seller Party shall be entitled to indemnification or other recovery pursuant to Section 9B(i), unless and until the aggregate amount of all Losses under Section 9B(i) (other than Losses resulting from or relating to breaches of Fundamental Representations) exceeds on a cumulative basis an amount equal to $1,400,000, and then such Indemnified Party shall only be entitled to recover to the extent of such excess (subject to Section 9C(i)); provided, however, that the foregoing limitation shall not apply to claims arising from breaches of Fundamental Representations.
(iv) In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” be deemed to include punitive or exemplary damages (except to the extent imposed on an Indemnified Party in connection with a Third Party Claim) or any Losses to the extent included as a liability in the calculation of Closing Net Working Capital or Closing Indebtedness.
(v) For purposes of determining whether there has been a breach of any representation or warranty of the Company, the Sellers or Buyer in this Agreement or in any Certificate and for purposes of calculating the amount of Losses to which an Indemnified Party is entitled as a result of any such breach, such representation or warranty shall not be deemed qualified by any “material,” “materiality,” “Buyer Material Adverse Effect” or “Company Material Adverse Effect” qualifications; provided, however, that this Section 9G(v) shall not apply to the representations and warranties set forth in the first sentence of Section 5A, the third sentence of Section 5C(i), Section 5E(i), Section 5G, Section 5J and the first sentence of Section 5T(i).
(vi) The representations and warranties of the parties shall not be affected or diminished by, and no right of indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Closing or the knowledge of any party of any breach of a representation, warranty, covenant or agreement by the other party at any time, or the decision of any party to complete the Closing.
(vii) Notwithstanding anything to the contrary set forth herein, no limitation or condition of liability or indemnity shall apply to any fraud claims.
(viii) Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes unless not permitted by applicable Legal Requirements.
(ix) Each Seller waives, and acknowledges and agrees that such Seller shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company or any Subsidiary of the Company in connection with any indemnification obligation or any other liability to which he or it may become subject under or in connection with this Agreement.
(x) Notwithstanding anything herein to the contrary, in no event shall any Seller be responsible to Buyer (whether pursuant to indemnification hereunder or otherwise) for any breach or violation by another Seller of any particular representation or warranty or covenant or agreement of such breaching Seller in this Agreement, and each of the parties hereto shall take all actions necessary (including actions under or in connection with the Escrow Agreement) to effect the foregoing; provided, however, that the foregoing shall not in any way effect Buyer’s ability to make claims for indemnification against, and recover from, the entire amount contained in the General Escrow Account.
ARTICLE 10
ADDITIONAL AGREEMENTS
10A. Survival. The representations and warranties of the parties, and covenants of the parties which require performance on or prior to the Closing Date, set forth in this Agreement or in any Certificate, shall (except as provided below) survive the Closing solely for purposes of Article 9 and shall terminate as of 11:59 p.m. Eastern Prevailing Time on the date that is twelve (12) months following the Closing Date; provided, that the representations and warranties contained in Sections 5I, 5N and 5AA and any Certificate (insofar as such Certificate relates to the representations and warranties in Sections 5I, 5N and 5AA) shall terminate as of 11:59 p.m. Eastern Prevailing Time on the date that is eighteen (18) months following the Closing Date; provided, further, that the Fundamental Representations, any Certificate (insofar as such Certificate relates to the Fundamental Representations) and any covenants of the parties which require performance after the Closing Date shall survive until the latest date permitted by applicable Legal Requirements; provided, further, that if any Indemnified Party makes a claim for indemnification under Article 9 at any time prior to the applicable Limitation Date, then such claim (and only such claim) shall survive the applicable Limitation Date, solely for purposes of resolving such claim, until such time as such claim is fully and finally resolved; provided, further that (subject to Section 7B) Buyer’s obligations to pay the Purchase Price and otherwise deliver the consideration and other items contemplated by this Agreement and Seller’s obligation to deliver the items contemplated by this Agreement shall survive indefinitely. “Limitation Date” shall mean, with respect to any representation, warranty or covenant, the date on which such representation, warranty or covenant expires pursuant to this Section 10A.
10B. Press Release and Announcements. During the Pre-Closing Period, neither the Company, Sellers nor Buyer shall (and neither shall permit any of its representatives to) issue any press release or make any public statement regarding this Agreement, or regarding any of the other transactions contemplated by this Agreement, without the other parties’ prior written consent, except as may be required by applicable Legal Requirements; provided, that the Representative (on behalf of the Sellers) and the Company shall provide to Buyer, and Buyer shall provide to the Representative and the Company, a copy of (and a reasonable opportunity to provide comments to) any such press release or public announcement required by applicable Legal Requirements to be issued by the Sellers or the Company or Buyer, as applicable, as far in advance of issuance as is reasonably practicable. Notwithstanding the foregoing, promptly following the execution of this Agreement, Buyer may issue a press release regarding this Agreement or the transactions contemplated hereby so long as the form and substance of such press release is reasonably acceptable to the Company.
10C. Confidentiality. Buyer acknowledges that all information provided to it and any of its and its Affiliates’ agents and representatives by the Company and its Affiliates, agents and representatives (including pursuant to Section 3A) is subject to the terms of a confidentiality agreement, dated as of November 16, 2009, between the Company and Select Medical Corporation (the “Confidentiality Agreement”).

10D. Commercially Reasonable Efforts. Subject to the terms of this Agreement (including the limitations set forth in this Section 10D), each of Buyer, the Sellers and the Company shall each use its commercially reasonable efforts to cause the other parties’ conditions to Closing to be satisfied on a timely basis and for the Closing to occur prior to the Outside Date (including without limitation to cure any material inaccuracy in any representation or warranty that would exist as of the Closing Date). Notwithstanding anything to the contrary herein, for purposes of this Section 10D and Section 3H and Section 10E, neither Buyer, nor any of its Affiliates, nor the Company or any of its Subsidiaries, shall be required as a result of this Agreement, (i) to initiate any legal action against, or defend any litigation brought by any Governmental Entity in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing, or which may require any undertaking or condition set forth in clause (ii) below, or (ii) to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction or to take or commit to take any action that could reasonably be expected to limit (x) the freedom of action of Buyer, the Company, or their respective Subsidiaries or Affiliates with respect to the operation of, or Buyer’s or its Subsidiaries’ or Affiliates’ ability to retain, the Company, the Subsidiaries of the Company or any of their respective businesses or assets or (y) the ability to retain, own or operate any portion of the business of Buyer, the Company or their respective Subsidiaries and Affiliates or alter or restrict in any way the business or commercial practices of Buyer or the Company or either of their respective Subsidiaries or Affiliates. For purposes of this Section 10D and Section 3H and Section 10E, the “commercially reasonable efforts” of each party shall include such party’s agreement to respond to a “Second Request” but shall not otherwise require such party or any of its Affiliates to expend any money to remedy any breach of any representation or warranty hereunder, to commence any litigation or arbitration proceeding, to offer or grant any accommodation (financial or otherwise) to any third party, to obtain any consent required for the consummation of the transactions contemplated hereby or, in the case of the Company and its Affiliates, to provide financing to Buyer for the consummation of the transactions contemplated hereby.
10E. Regulatory Act Compliance. Buyer and the Company shall use commercially reasonable efforts to file or cause to be filed, promptly (but in any event within five (5) Business Days) after the date of this Agreement, any notifications or the like required to be filed under the HSR Act and other antitrust or competition laws of any applicable jurisdiction with respect to the transactions contemplated hereby. Buyer and the Company shall bear the costs and expenses of their respective filings, but Buyer shall pay all filing fees under the HSR Act in connection therewith. Buyer and the Company shall respond as promptly as practicable to any requests for information, including a “Second Request”, made by any agencies and use their commercially reasonable efforts to cause the waiting periods or other requirements under the HSR Act and all other applicable antitrust or competition laws to terminate or expire at the earliest possible date (including with respect to filings under the HSR Act, seeking early termination of the waiting period under the HSR Act). Each of Buyer and the Company shall (A) unless otherwise prohibited by applicable Legal Requirement, promptly notify each other of any communication to that party from the Federal Trade Commission (“FTC”), the United States Department of Justice (“DOJ”) or any other regulatory agency with respect to the transactions contemplated hereby, and permit the other party to review in advance any proposed written communication to the FTC, the DOJ or any other regulatory agency; (B) unless otherwise prohibited by applicable Legal Requirement, furnish the other party with copies of all correspondence, filings and other communications (and memoranda setting forth the substance thereof) between it, its Affiliates and their respective representatives, on the one hand, and the FTC, the DOJ or any other regulatory agency, or members of their respective staffs, on the other hand, with respect to the transactions contemplated hereby (excluding documents and communications which are subject to pre-existing confidentiality agreements or to attorney-client or other applicable privilege); (C) give the other party prompt notice of the threat or commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Agreement or any of the other transactions contemplated hereby, (D) keep the other party informed as to the status of any such Legal Proceeding and (E) not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, in each case to the extent practicable. The Company and Buyer will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to any federal or state antitrust or fair trade law. The Company and Buyer will also furnish the other party with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions contemplated hereby, including without limitation any filings necessary or appropriate under the provisions of the HSR Act (in each case, if requested by the disclosing party).
10F. Certain Tax Matters.
(i) Responsibility for Filing Tax Returns. The Representative shall prepare or cause to be prepared, and timely file or cause to be timely filed, all federal, state and local income Tax Returns for the Company for periods ending on or before the Closing Date. All such income Tax Returns shall be prepared consistent with the past practice of the Company, except as otherwise required by applicable Legal Requirement. The Representative shall allow Buyer the opportunity to review and comment on such income Tax Returns to be filed after the date hereof for a reasonable period prior to the intended filing date.
(ii) Amendment of Tax Returns. Without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, neither Buyer nor the Representative will amend or permit the Company to amend any income Tax Return filed by or with respect to the Company relating to the taxable period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date, unless required by Legal Requirement.
(iii) Tax Audits. Notwithstanding any other provision of this Agreement but after Buyer has received written confirmation from the Representative of the Sellers’ indemnification obligations under Article 9, the Representative shall have the right in its discretion to elect to represent the interests of the Company and the Sellers in any claim, audit, examination, or administrative or court proceeding solely relating to any audits or assessments or other disputes regarding any income Tax Return filed by the Company with respect to tax periods that end on or before the Closing Date (“Tax Proceeding”) but only to the extent such claim, audit, examination, or administrative or court proceeding may impact Sellers’ indemnification obligations under Article 9. Buyer shall promptly notify the Representative in writing upon receiving notice from any taxing authority of the commencement of any Tax Proceeding regarding any income Tax Return filed by or with respect to the Company with respect to tax periods that end on or before the Closing Date, and Buyer shall take all action reasonably necessary to enable the Representative to exercise its control rights as set forth in this Section 10F(iii).
(iv) Cooperation. Buyer, the Company and the Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of income Tax Returns pursuant to this Section 10F(iv) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company shall retain all books and records with respect to Tax matters pertinent to the Company relating to any tax periods and shall abide by all record retention agreements entered into with any taxing authority, and shall give the Representative reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that Tax period, and if the Representative so requests, the Company shall allow the Representative to take possession of such books and records rather than destroying or discarding such books and records.
(v) Tax Treatment. The parties hereto acknowledge that, consistent with Revenue Ruling 99-6, I.R.B. 1999-6, the purchase and sale of the Acquired Securities by Buyer shall be treated for United States federal income Tax purposes as an acquisition of the assets of the Company and each of its Subsidiaries (other than the Partnership Subsidiaries and Regency Management Company, Inc.) by Buyer as to Buyer and the sale of partnership interests as to the Sellers, within the purview of Section 741 of the Code.
10G. Director and Officer Liability and Indemnification.
(i) For a six-year period after the Closing Date, Buyer shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or modify any provision in the Company’s or any of its Subsidiaries’ Organizational Documents relating to the exculpation or indemnification of officers and director or managers of the Company or its Subsidiaries as in effect immediately prior to the Closing; provided, that any such provision may be amended, repealed or modified as it applies to officers, directors or managers of the Company and its Subsidiaries who were not officers, directors or managers of the Company or its Subsidiaries prior to the Closing.
(ii) Prior to Closing, the Company shall obtain effective as of the Closing an extended reporting period endorsement under the Company’s existing directors and officers liability insurance policy, with aggregate coverage equal to the greater of (a) the amount of aggregate coverage in effect on the date of this Agreement and (b) the amount of aggregate coverage in effect immediately prior to the Closing, insuring the directors and officers of the Company and its Subsidiaries for anything done or not done by such directors or officers in any such capacity whether pertaining to any act or omission occurring or existing prior to or at the Closing Date and whether asserted or claimed prior to, at or after the Closing Date, with a minimum six year term (the “Tail Policy”). The premiums related to the Tail Policy shall either be paid prior to the Closing or be included as a current liability in the calculation of Estimated Closing Net Working Capital and Closing Net Working Capital.
(iii) The obligations of Buyer and its Subsidiaries and Affiliates under this Section 10G shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 10G applies without the prior consent of such affected Person.
10H. Designation and Replacement of Representative. The Sellers have agreed that it is desirable to designate the Representative to act on behalf of the Sellers for certain limited purposes, as specified herein. The Sellers have designated Waud Capital Partners, L.L.C. as the initial Representative, and execution of this Agreement by the Sellers shall, to the maximum extent permitted under applicable Legal Requirement, constitute irrevocable ratification and approval of such designation by the Sellers and authorization of the Representative by Sellers to serve in such capacity (including to settle any and all disputes with Buyer under this Agreement and the Escrow Agreement), and shall also constitute a reaffirmation, approval, acceptance and adoption of, and an agreement to comply with and perform, all of the acknowledgments and agreements made by the Representative on behalf of the Sellers in this Agreement and the other documents delivered in connection herewith (including the Escrow Agreement). The Representative may resign of its choosing at any time upon written notice to the Sellers and Buyer, such resignation not to be effective until a replacement is appointed in accordance with this Section 10H. The designation of the Representative is coupled with an interest, and, except as set forth in the immediately preceding sentence, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Sellers. In the event that the Representative has resigned, a new Representative shall be appointed by a vote of Persons which collectively owned more than 50% of the Class A Units of the Company as of immediately prior to the Closing (the “Majority Holders”), such appointment to become effective upon the written acceptance thereof by the new Representative. Written notice of any such resignation, removal or appointment of a Representative shall be delivered by the Representative to Buyer promptly after such action is taken.
10I. Authority and Rights of Representative; Limitations on Liability. The Representative shall have all such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith (including the Escrow Agreement), including all (and the exclusive) power and authority to settle any and all disputes with Buyer under this Agreement and the Escrow Agreement and to amend this Agreement and the other agreements contemplated hereby in any and all respects on behalf of all Sellers, in each case, as the Representative determines in its sole discretion, which settlements and amendments shall bind all Sellers hereto as if such Sellers made such settlement or executed such amendment; provided, however, that the Representative will have no obligation to act on behalf of the Sellers. The Company, Buyer and the Escrow Agent shall be entitled to rely on the actions taken by the Representative without independent inquiry into the capacity of the Representative to so act. Neither Buyer nor Company (a) need be concerned with the authority of the Representative to act on behalf of the Sellers hereunder to the extent provided herein or (b) shall be held liable or accountable in any manner for any act or omission of the Representative in such capacity. All actions, notices, communications and determinations by the Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the Sellers. Neither the Representative nor any of its members, officers, directors, managers, employees, agents or representatives shall have any liability to the Sellers with respect to actions taken or omitted to be taken by the Representative in such capacity (or any of its members, officers, directors, managers, employees, agents or representatives in connection therewith), except with respect to the Representative’s willful misconduct. The Representative will at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Representative based upon any such direction. The Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Representative (for itself and its members, officers, directors, managers, employees, agents and representatives) shall be entitled to full reimbursement from the Sellers for all expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Representative in such capacity (or any of its members, officers, directors, managers, employees, agents or representatives in connection therewith), and to full indemnification against any Loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Representative (except for those arising out of the Representative’s willful misconduct), including the costs and expenses of investigation and defense of claims, from the Sellers (including from funds paid to the Representative under this Agreement and/or otherwise received by it in its capacity as the Representative, or funds to be distributed to the Sellers under this Agreement at its direction, pursuant to or in connection with this Agreement (including under the Escrow Agreement)). In furtherance of the foregoing, notwithstanding anything in this Agreement to the contrary, the Representative shall have the power and authority to set aside and retain funds paid to or received by it, or direct payment of funds to be paid to the Sellers, as Purchase Price pursuant to this Agreement at Closing or thereafter, to satisfy such obligations (including to establish such reserves as the Representative determines in good faith to be appropriate for such costs and expenses that are not then known or determinable or to otherwise satisfy any reasonable purpose determined by the Representative in its sole discretion). To the extent that any amount included as Representative Expenses exceeds such expenses, disbursements or advances, the Representative may retain such excess as a fee for the services it provides hereunder. The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Representative or any Seller for any purpose of U.S. federal or state law, including federal or state income tax purposes. Neither the Representative nor any of its Affiliates owes any fiduciary or other duty to any Seller.
10J. Representation of the Seller Group. Each of the Company and the Sellers hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to each and any of the Representative, the Sellers and their respective Affiliates (other than the Company and its Subsidiaries) (individually and collectively, the “Seller Group”), on the one hand, and, if requested by the Company, the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following the Closing, Kirkland & Ellis LLP (or any successor) may serve as counsel to each and any of the Seller Group or any director, manager, member, partner, officer, employee or Affiliate of the Seller Group (but after the Closing, excluding the Company and any of its Subsidiaries), in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, notwithstanding any current or previous representation of the Company and/or any of its Subsidiaries, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. The foregoing waiver shall not apply in the event applicable ethical rules prohibit such a waiver.
10K. Expenses; Transfer Taxes. If this Agreement is terminated prior to consummation of the Closing, each party shall pay all fees and expenses incurred by such party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants) and the transactions contemplated hereby or otherwise required by applicable Legal Requirement. If the Closing occurs, Buyer shall pay, or cause to be paid, all fees and expenses incurred by Buyer and its Affiliates in connection with this Agreement and the transactions contemplated hereby or otherwise required by applicable Legal Requirement, and any and all Company Transaction Expenses and Representative Expenses to the extent such fees and expenses are included as current liabilities in the calculation of Closing Net Working Capital or as Closing Indebtedness; provided, that the Sellers shall pay one-half (1/2) and Buyer shall pay one-half (1/2) of all property, transfer or similar taxes imposed on the Company or its Subsidiaries and any transfer or similar tax imposed on any Seller resulting from the transactions contemplated hereby.
10L. Certain Access Provisions. For a period of seven (7) years after the Closing Date, Buyer shall preserve and retain, or cause the Company and its Subsidiaries to preserve and retain, all material corporate, accounting, Tax, legal, auditing or other books and records of the Company and its Subsidiaries relating to the conduct of the business and operations of the Company and its Subsidiaries prior to the Closing Date.

10M. No Solicitation; Confidentiality.
(i) For a period of one (1) year from and after the Closing Date, no Seller shall, and each Seller shall cause its Affiliates not to, directly or indirectly, without the prior written consent of Buyer: (i) solicit or direct any other Person to solicit any CEO Employee to: (A) terminate such CEO Employee’s employment with Buyer, the Company or any Subsidiary of the Company; or (B) seek or accept employment or other affiliation with any Seller or any of its Affiliates (other than, in each case, any solicitation directed at the public in general in publications available to the public in general or any contact which such Seller can demonstrate was initiated by such CEO Employee or any contact one (1) year after such CEO Employee’s employment with Buyer, the Company or any Subsidiary of the Company is terminated) or (ii) hire, employ or retain as a consultant or direct any other person to hire, employ or retain as a consultant, any CEO Employee (other than any hiring, employing or retaining resulting from (X) such CEO Employee responding to a solicitation directed at the public in general in publications available to the public in general, (Y) contact which such Seller can demonstrate was initiated by such CEO Employee or (Z) contact one (1) year after such CEO Employees employment with Buyer, the Company or any Subsidiary of the Company is terminated).
(ii) For a period of ninety (90) days from and after the Closing Date, no Seller shall, and each Seller shall cause its Affiliates not to, directly or indirectly, without the prior written consent of Buyer: (i) solicit or direct any other Person to solicit any Person who was an employee of the Company or any Subsidiary of the Company at the office located at 11175 Cicero Drive, Alpharetta, Georgia on the Closing Date (or any Person who is an employee at such location within six months prior to the Closing Date) to: (A) terminate such employee’s employment with Buyer, the Company or any Subsidiary of the Company; or (B) seek or accept employment or other affiliation with any Seller or any of its Affiliates or (ii) hire, employ or retain as a consultant or direct any other person to hire, employ or retain as a consultant, any such employee; provided that the restrictions set forth in this Section 10M(ii) shall not apply to any employee set forth on Section 10M(ii) of the Company Disclosure Letter.
(iii) The Sellers hereby acknowledge and agree that if any Seller or any one or more of its Affiliates breaches any provision of this Section 10M, any remedy at law would be inadequate and that Buyer, in addition to seeking monetary damages in connection with any such breach, shall be entitled to specific performance, and injunctive and other equitable relief to prevent or restrain a breach of this Section 10M or to enforce the provisions hereof.
(iv) The Sellers and Buyer intend that the provisions of this Section 10M be enforced to the fullest extent permissible under the laws applied in each jurisdiction in which enforcement is sought. If any provision of this Section 10M, or any part hereof, shall be held by a court of competent jurisdiction to be invalid or unenforceable, this Section 10M shall be amended to revise the scope of such provision, to make it enforceable to the fullest extent permitted by applicable Legal Requirements, if possible, or to delete such provision or such part, such revision or deletion to apply only with respect to the operation of this Section 10M in the jurisdiction of such court.

ARTICLE 11
MISCELLANEOUS
11A. Amendment and Waiver.
(i) This Agreement may be amended; provided that any amendment shall be binding only if such amendment is set forth in a writing executed by the Representative (on behalf of all Sellers), the Company and Buyer. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.
(ii) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered by or on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
11B. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing (with charges prepaid) for next day or earlier delivery, on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the fifth Business Day following the date of such deposit, (iv) if transmitted by facsimile or electronic mail, on the date of transmission (but only if followed by transmittal by express courier service of national standing (with charges prepaid) for next day or earlier delivery or hand delivery on the next Business Day). Notices, demands and communications to the Company, the Sellers, the Representative or Buyer shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:
Notices to the Company (prior to Closing):

Regency Hospital Company, L.L.C.
11175 Cicero Drive, Suite 300
Alpharetta, Georgia 30022
Attention:	Chief Executive Officer
Facsimile:	(770) 776-5464

with a copy to:

Waud Capital Partners, L.L.C.
300 North LaSalle Street, Suite 4900
Chicago, Illinois 60654
Attention:	Reeve B. Waud
David O. Neighbours
Facsimile:	(312) 876-8444
Email:	rwaud@waudcapital.com
dneighbours@waudcapital.com

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention:	Richard W. Porter, P.C.
Martin A. DiLoreto, Jr., P.C.
Facsimile:	(312) 862-2200
Email:	richard.porter@kirkland.com
martin.diloreto@kirkland.com

Notices to the Sellers or the Representative:

c/o Waud Capital Partners, L.L.C.
300 North LaSalle Street, Suite 4900
Chicago, Illinois 60654
Attention:	Reeve B. Waud
David O. Neighbours
Facsimile:	(312) 876-8444
Email:	rwaud@waudcapital.com
dneighbours@waudcapital.com

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention:	Richard W. Porter, P.C.
Martin A. DiLoreto, Jr., P.C.
Facsimile:	(312) 862-2200
Email:	richard.porter@kirkland.com
martin.diloreto@kirkland.com

Notices to Buyer, Guarantor and the Company (following Closing):

Select Medical Corporation
4714 Gettysburg Road
Mechanicsburg, Pennsylvania 17055
Attention:	Michael E. Tarvin, Esq.
Facsimile:	(717) 412-9142
Email:	mtarvin@selectmedicalcorp.com

with a copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Attention:	Carmen J. Romano
Stephen M. Leitzell
Facsimile:	(215) 994-2222
Email:	carmen.romano@dechert.com
stephen.leitzell@dechert.com
11C. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) without the prior written consent of (i) prior to the Closing, the Representative, the Company and Buyer and (ii) from and after the Closing, Buyer and the Representative; provided, however, that Buyer may assign, without the prior written consent of any other party hereto (whereupon Buyer shall provide written notice thereof to the Sellers, the Company and the Representative), any of its rights, benefits or obligations under this Agreement to an Affiliate of Buyer, and after the Closing, Buyer may assign its rights and obligations under this Agreement in whole or in part to any other Person; provided, however, that no such assignment shall relieve Buyer of its obligations under this Agreement.
11D. Severability. Without limiting Section 10M(iv), whenever possible, each provision of this Agreement shall be interpreted in such manner as to be enforceable and valid under applicable Legal Requirement, but if any provision of this Agreement is held to be unenforceable by or invalid under applicable Legal Requirement, such provision shall be ineffective only to the extent of such unenforceability or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
11E. No Strict Construction. Each of Buyer, the Sellers, the Company and the Representative confirm that it and its respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.
11F. Captions. The captions used in this Agreement and in the Disclosure Letters are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or description had been used.
11G. Complete Agreement. This Agreement, the Disclosure Letters and any other agreements referred to herein or therein executed and delivered on or after the date hereof, contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, which may have related to the subject matter hereof in any way; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Closing, or (b) the date on which the Confidentiality Agreement terminates in accordance with its terms.

11H. Disclosure Letters.
(i) The inclusion of information in the Seller Disclosure Letter or the Company Disclosure Letter shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to the Company, its Subsidiaries or any of the Sellers. In addition, matters reflected in the Seller Disclosure Letter and/or the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Seller Disclosure Letter or the Company Disclosure Letter, as applicable. Any such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Letter and/or the Company Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Letter or the Company Disclosure Letter is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Letter or the Company Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Letter or the Company Disclosure Letter is or is not in the ordinary course of business for purposes of this Agreement. Prior to the Closing, the Sellers and the Company shall have the right from time to time to supplement, modify or update the Seller Disclosure Letter and the Company Disclosure Letter but only to the extent relating to facts, events or circumstances arising out of developments after the date of this Agreement. No such supplement, modification or update shall prohibit, limit or otherwise affect Buyer’s right to indemnification hereunder, be taken into account in determining whether the condition set forth in Section 2B(i) is satisfied or deemed to prevent or cure a breach of any representation, warranty, covenant or agreement hereunder with respect to the information disclosed in such supplement, modification or update.
(ii) The inclusion of information in the Buyer Disclosure Letter shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to Buyer or any of its Subsidiaries. In addition, matters reflected in the Buyer Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Buyer Disclosure Letter. Any such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Buyer Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Buyer Disclosure Letter is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the

Buyer Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Buyer Disclosure Letter is or is not in the ordinary course of business for purposes of this Agreement. Prior to the Closing, Buyer shall have the right from time to time to supplement, modify or update the Buyer Disclosure Letter but only to the extent relating to facts, events or circumstances arising out of developments after the date of this Agreement by providing written notice to the Representative that it is exercising such right pursuant to this Section 11H(ii). No such supplement, modification or update shall prohibit, limit or otherwise affect Sellers’ right to indemnification hereunder, be taken into account in determining whether the condition set forth in Section 2C(i) is satisfied or deemed to prevent or cure a breach of any representation, warranty, covenant or agreement hereunder with respect to the information disclosed in such supplement, modification or update
11I. No Additional Representations; Disclaimer.
(i) Buyer agrees that, except for the representations and warranties made by the Company and Sellers that are expressly set forth in this Agreement or in any Certificate, neither the Sellers, the Company nor any of their Affiliates or representatives has made and shall not be deemed to have made to Buyer or any of its Affiliates or representatives, any representation or warranty of any kind. Without limiting the foregoing and for the avoidance of doubt, Buyer further agrees that no Seller Party nor any of their respective direct or indirect Affiliates or representatives will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of the Confidential Information Memorandum prepared by Jefferies & Company, Inc. dated September 2008 and any information, document or material made available to Buyer or its Affiliates or representatives in certain “data rooms” and online “data sites,” management presentations or any other form in expectation of the transactions contemplated by this Agreement, except for the representations and warranties made by the Company and Sellers that are expressly set forth in this Agreement and except for claims for fraud.
(ii) The Sellers and the Company acknowledge and agree that, except for the representations and warranties made by Buyer that are expressly set forth in this Agreement or in any Certificate, Buyer has not made and shall not be deemed to have made to the Sellers, the Company, any Subsidiary of the Company, or any of their respective Affiliates or representatives, any representation or warranty of any kind.
(iii) In connection with Buyer’s investigation of the Company and its Subsidiaries, Buyer has received from or on behalf of the Company certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall have no claim against any Seller Party or any other Person with respect thereto. Accordingly, neither the Company nor any Seller Party makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and Buyer has not relied thereon.

11J. Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied or electronically transmitted signature pages), all of which taken together shall constitute one and the same Agreement.
11K. Governing Law. The internal law (and not the law of conflicts) of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.
11L. CONSENT TO JURISDICTION. SUBJECT TO THE PROVISIONS OF SECTION 1D (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN WILMINGTON, DELAWARE. EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION OR PROCEEDING SEEKING EQUITABLE RELIEF (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO IN ANY OTHER COURT (OTHER THAN UPON THE APPEAL OF ANY JUDGMENT, DECISION OR ACTION OF ANY SUCH COURT LOCATED IN WILMINGTON, DELAWARE). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY LAW OR RULE OF COURT.
11M. WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
11N. Time of the Essence. For the purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.

11O. Payments under Agreement. Each party agrees that all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset, on the dates specified herein (with time being of the essence).
11P. Third-Party Beneficiaries and Obligations. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (including any employee of the Company and/or any of its Subsidiaries) other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than sections which are specifically for the benefit of Persons specified therein (including Section 1C, Article 9, Section 9C, Section 10H, Section 10I, Section 10J, and this Section 11P), each of which is intended to be for the benefit of the Persons covered thereby or to be paid thereunder and may be enforced by such Persons.
11Q. Equitable Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Buyer, the Sellers or the Company, as applicable, in accordance with their specific terms or were otherwise breached by Buyer, the Sellers or the Company, as applicable. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any of Buyer, the Sellers or the Company, as applicable, and to enforce specifically the terms and provisions hereof against Buyer, the Sellers or the Company, as applicable, in any court having jurisdiction, these being in addition to any other remedy to which the parties hereto are otherwise entitled at law or in equity.
11R. Prevailing Party. In the event of a default or alleged default or breach or inaccuracy or alleged breach or inaccuracy by any party of its obligations under this Agreement, the prevailing party in any action or proceeding in any court or arbitration in connection therewith shall be entitled to recover from such other party its costs and expenses, including, without limitation, reasonable legal fees and associated court costs.
11S. Release.
(i) Each Seller, on his own behalf and on behalf of his heirs, beneficiaries, successors, assigns and representatives (collectively, the “Releasors”), hereby releases effective as of the Closing, without the need for any further action, any and all claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of whatsoever kind or nature, whether at law or in equity, matured or unmatured, known or unknown, contingent or liquidated or otherwise, that any of them can, shall or may have against the Company, the Company’s past and present parent and subsidiary corporations and all of their past and present respective officers, directors, managers, managing members, employees, shareholders, agents, and assigns (collectively, “Releasees”), arising from or relating any matter, cause or thing whatsoever occurring at any time on or prior to the Closing Date and relating to the Company or any Subsidiary of the Company; provided, that the foregoing shall not affect or otherwise release any Releasor’s Retained Rights.
(ii) Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based on or arising from any matter released pursuant to Section 11S(i).

(iii) Each Seller represents and agrees that (a) he fully understands his rights to discuss all aspects of this Agreement with his attorneys, (b) he has availed himself of this right, (c) he has carefully read and fully understands all of the terms of this Agreement, (d) he has not transferred or assigned any rights or claims that he is hereby purporting to release herein, and (e) he is voluntarily, and with proper and full authority, entering into this Agreement. Each Seller represents that he has had a reasonable period of time to consider the provisions of this Agreement, and that he has considered them carefully before executing this Agreement.
(iv) If any provision of this Section 11S is held invalid or unenforceable by any court of competent jurisdiction, the other provisions in this Section 11S will remain in full force and effect. Any provision of this Section 11S held invalid or unenforceable only in part will remain in full force and effect to the extent not held invalid or unenforceable.
11T. Further Assurances. Subject to the terms and conditions of this Agreement, from and after the Closing, each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement. After the Closing, the Sellers shall promptly transfer or deliver to Buyer (or at Buyer’s request, the Company or Subsidiary of the Company) cash, checks (which shall be properly endorsed) or other property that Sellers may receive that is property of the Company or its Subsidiaries.
11U. Guaranty. Guarantor hereby (i) unconditionally and irrevocably guarantees the due and punctual payment and performance of all obligations of Buyer under Sections 1 and 2 of this Agreement, and (ii) agrees to be bound by the terms of Article 11. Without limiting the generality of the foregoing and for the avoidance of doubt, Guarantor acknowledges, accepts and agrees to the provisions of this Section 11U.
* * * * *

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed on their behalf, this Purchase and Sale Agreement as of the date first written above.

REGENCY HOSPITAL COMPANY, L.L.C.
By:	/s/ William L. Anderson
	Name:	William L. Anderson
	Title:	President and CEO

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed on their behalf, this Purchase and Sale Agreement as of the date first written above.

WAUD CAPITAL PARTNERS, L.P.
By:	Waud Capital Partners, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
	Name:	Reeve B. Waud
	Title:	Authorized Signatory

WAUD CAPITAL PARTNERS, L.L.C.
By:	/s/ Reeve B. Waud
	Name:	Reeve B. Waud
	Title:	Authorized Signatory

WAUD CAPITAL AFFILIATES, LLC
By:	/s/ Reeve B. Waud
	Name:	Reeve B. Waud
	Title:	Authorized Signatory

WAUD REALTY — MINNEAPOLIS LLC
By:	/s/ Reeve B. Waud
	Name:	Reeve B. Waud
	Title:	Authorized Signatory

WAUD CAPITAL PARTNERS, L.L.C., solely in its capacity as the Representative
By:	/s/ Reeve B. Waud
	Name:	Reeve B. Waud
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed on their behalf, this Purchase and Sale Agreement as of the date first written above.

/s/ Anne Mullendore
Anne Mullendore

/s/ George Bruton
George Bruton

THE MECKLENBURG GRANTOR TRUST
By:	/s/ Gary A. Mecklenburg
	Name:	Gary A. Mecklenburg
	Title:	Trustee

/s/ Ron Spaeth
Ron Spaeth

/s/ Rod Laughlin
Rod Laughlin

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed on their behalf, this Purchase and Sale Agreement as of the date first written above.

INTENSIVA HEALTHCARE CORPORATION
By:	/s/ Martin F. Jackson
	Name:	Martin F. Jackson
	Title:	Vice President

SOLELY FOR PURPOSES OF SECTION 11U SELECT MEDICAL CORPORATION
By:	/s/ Martin F. Jackson
	Name:	Martin F. Jackson
	Title:	Executive Vice President and CFO

EXHIBIT A
DEFINITIONS
“Acquired Securities” shall have the meaning set forth in the recitals.
“Acquisition Transaction” shall mean any transaction involving: (i) the sale, license or disposition by the Company or its Subsidiaries or the acquisition by any Person (other than Buyer) of all or a material portion of any of the Company’s business or assets; (ii) the issuance or disposition by the Company or its Subsidiaries or acquisition by any Person (other than Buyer) of (X) any limited liability company interests, capital stock or other equity security of the Company or any Subsidiary of the Company, (Y) any option, call, warrant or right (whether or not immediately exercisable) to acquire any limited liability company interests, capital stock or other equity security of the Company or Subsidiary of the Company or (Z) any security, instrument or obligation that is or may become convertible into or exchangeable for any limited liability company interests, capital stock or other equity security of the Company or any Subsidiary of the Company; or (iii) any merger, consolidation, business combination, reorganization or similar transaction involving the Company or any Subsidiary of the Company, other than the transaction contemplated hereby.
“Adjustment Calculation Time” means 11:59 p.m. (Atlanta, Georgia time) on the day immediately prior to the Closing Date.
“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the party specified.
“Agreed Outlier Deduction Amount” means $20,000,000.
“Agreement” shall have the meaning set forth in the preamble.
“Alternative Arrangements” shall have the meaning set forth in Section 9G(i).
“Applicable Accounting Principles” means the methodologies, policies, procedures, practices, estimation techniques and principles as set forth on Schedule 8A(iii).
“Arbiter” shall have the meaning set forth in Section 1D(ii).
“Asset Allocation” shall have the meaning set forth in Section 1E.
“Base Purchase Price” means $210,000,000.
“Business” shall mean the business of the Company and its Subsidiaries as currently conducted or presently proposed to be conducted.
“Business Day” means any day, other than a Saturday, Sunday, or any other date in which banks located in Atlanta, Georgia are closed for business as a result of federal, state or local holiday.
“Buyer” shall have the meaning set forth in the preamble.
“Buyer Closing Certificate” shall have the meaning set forth in Section 2C(iii)(a).
“Buyer Disclosure Letter” means the Buyer Disclosure Letter delivered by Buyer to Sellers on the date hereof, as amended, supplemented or restated in accordance with Section 11H of this Agreement.

“Buyer Material Adverse Effect” means a material and adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.
“Buyer Parties” means Buyer, any Affiliate of Buyer (including if the Closing shall occur, the Company and its Subsidiaries) and their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.
“Buyer Secretary Certificate” shall have the meaning set forth in Section 2C(iii)(b).
“Certificate” means the Company Compliance Certificate, the Buyer Compliance Certificate, the Company Secretary Certificate, the Buyer Secretary Certificate, the Financial Statements Certificate and each FIRPTA Affidavit.
“CEO Employee” means any Person that was a Chief Executive Officer of a Facility (or similar position) on the Closing Date or at any time within one year prior to the Closing Date.
“Claim Amount” shall have the meaning set forth in Section 9C(ii).
“Closing” shall have the meaning set forth in Section 1B.
“Closing Balance Sheet” shall have the meaning set forth in Section 1D(i).
“Closing Cash Payment” shall have the meaning set forth in Section 1C(ii).
“Closing Date” shall have the meaning set forth in Section 1B.
“Closing Indebtedness” means Indebtedness as of the Closing.
“Closing Net Working Capital” means Net Working Capital as of the Adjustment Calculation Time.
“Closing Statement” shall have the meaning set forth in Section 1D(i).
“CMS” means the Centers for Medicare and Medicaid Services.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning set forth in the preamble.
“Company Closing Certificate” shall have the meaning set forth in Section 2B(iv)(a).
“Company Disclosure Letter” means the Company Disclosure Letter delivered by the Company to Buyer on the date hereof, as amended, supplemented or restated in accordance with Section 11H of this Agreement.
“Company Intellectual Property” means material Intellectual Property used in the conduct of the business of the Company and the Company’s Subsidiaries as currently conducted.
“Company Material Adverse Effect” means any material and adverse effect (a) for purposes of Section 2B(i) which individually or in the aggregate reduces the value to Buyer of the business or operations of the Company and its subsidiaries, taken as a whole, by $10,000,000 or more, whether measured by a loss of, reduction in or adverse effect on, earnings, profits or cash flows, or the incurrence or increase of any liability or otherwise (it being understood that the foregoing shall not prevent any adverse effect or series of adverse effects, which individually or in the aggregate, equal less than $10,000,000 from also being deemed to be material), (b) for all purposes other than Section 2B(i) on the financial condition, assets, liabilities, business or results of operations of the Company and the Subsidiaries of the Company, taken as a whole, or (c) on the ability of the Sellers or the Company to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement. Notwithstanding anything contained herein to the contrary, none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (i) any adverse change or effect resulting from or relating to general business, economic or financial market conditions so long as such change or effect does not adversely affect the Company or its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the long-term acute care hospital industry; (ii) any adverse change or effect resulting from or relating to conditions generally affecting the industry or sector in which the Company or its Subsidiaries operate or compete (so long as such change or effect does not adversely affect the Company or its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the markets or industries in which they operate); (iii) any adverse change or effect resulting from or relating to national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States so long as such change or effect does not adversely affect the Company or its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the long-term acute care hospital industry; (iv) any adverse change or effect resulting from or relating to financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index) so long as such change or effect does not adversely affect the Company or its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the long-term acute care hospital industry; (v) changes in GAAP; (vi) the enactment in Minnesota of Special Session — 2010, H.F. No. 1, on May 21, 2010, amending Minn. Stat. § 256.969, subdivision 2b; (vii) any adverse change in or effect on the business of the Company and its Subsidiaries that is cured by or on behalf of the Company before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 7, or (viii) any adverse change or effect resulting from or relating to the taking of any action contemplated by this Agreement or the other agreements contemplated hereby or the announcement of this Agreement, the other agreements contemplated hereby or the transactions contemplated hereby or thereby.
“Company Material Contracts” shall have the meaning set forth in Section 5J.
“Company Secretary Certificate” shall have the meaning set forth in Section 2B(iv)(b).
“Company Transaction Expenses” means the aggregate fees and expenses incurred by the Company and its Subsidiaries to the extent included in the calculations of Estimated Closing Indebtedness or Closing Indebtedness (including any incurred on behalf of the Sellers) relating to the transactions contemplated hereby (whether or not consummated), including, without limitation, the aggregate fees and expenses of the Company and its Subsidiaries to (i) Jefferies & Company, Inc. for investment banking services for the Company, (ii) Kirkland & Ellis LLP and Nelson Mullins Riley & Scarborough, LLP for legal services to the Company and its Subsidiaries, and (iii) any accountants of the Company and its Subsidiaries, in each case for clauses (i) — (ii) above to the extent unpaid at the time of determination (which, unless otherwise expressly indicated herein, shall be the Closing); provided that, for the avoidance of doubt, in no event shall “Company Transaction Expenses” be deemed to include any fees and expenses to the extent incurred by the Company at the direction of Buyer or otherwise specifically relating to Buyer’s or its Affiliates’ SEC reporting obligations, financing (including obtaining any consent or waiver relating thereto) for the transactions contemplated hereby or any other liabilities or obligations incurred by the Company on behalf of Buyer or its Affiliates in connection with the transactions contemplated hereby (including any fees payable to any financing institution on behalf of Buyer or its Affiliates).
“Confidentiality Agreement” shall have the meaning set forth in Section 10C.
“Consented Lease” means a Required Consent Lease for which the lessor or landlord under such Required Consent Lease has consented in writing to the transactions contemplated by this Agreement in a manner that is reasonably acceptable to Buyer.
“Cost Report Year” means each of the periods and hospitals identified on Section 5E(v) of the Company Disclosure Letter under the headings “Cost Report Years.”
“Deficit Amount” shall have the meaning set forth in Section 1D(iii).
“Designated Contact” shall have the meaning set forth in Section 3A.
“Development Projects” shall have the meaning set forth in Section 5E(iv).
“Direct Claims” shall have the meaning set forth in Section 9C.
“Disclosure Letters” means the Buyer Disclosure Letter, the Company Disclosure Letter and the Seller Disclosure Letter.
“DOJ” shall have the meaning set forth in Section 10E.
“Eastern Prevailing Time” means either Eastern Standard Time or Eastern Daylight Savings Time, as in effect from time to time, as established by the United States Congress.
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), and each other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity purchase, equity ownership, equity option, equity appreciation, profits interest, employment, consulting, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in each case sponsored, maintained, contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any current or former employee, director, officer, agent or independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability (contingent or otherwise), including by reason of being or having been considered a single employer with any other entity pursuant to Section 414 of the Code.
“Environmental Laws” shall have the meaning set forth in Section 5AA.
“Environmental Permits” shall have the meaning set forth in Section 5AA.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which is or was, at any relevant time, treated with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.
“Escrow Account” shall have the meaning set forth in Section 1C(iii).
“Escrow Agent” shall have the meaning set forth in the Escrow Agreement.
“Escrow Agreement” shall have the meaning set forth in Section 1C(iii).
“Escrow Amount” shall mean the Escrow Deposit Amount, less any distributions thereof in accordance with the terms of this Agreement and the Escrow Agreement.
“Escrow Deposit Amount” means an aggregate amount equal to the sum of the Purchase Price Adjustment Escrow Amount and the General Escrow Amount.
“Escrow Funds” means the amounts held in the Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investment thereof, less distributions in accordance with the terms of this Agreement and the Escrow Agreement.
“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 1C(i).
“Estimated Closing Indebtedness” means Closing Indebtedness, as estimated by the Company in good faith, such estimate to be reasonably satisfactory to Buyer.
“Estimated Closing Net Working Capital” means Closing Net Working Capital, as estimated by the Company in good faith, such estimate to be reasonably satisfactory to Buyer.
“Estimated Closing Statement” shall have the meaning set forth in Section 1C(i).
“Estimated Purchase Price” means the result equal to (i) the Base Purchase Price, minus (ii) the Estimated Closing Indebtedness, plus (iii) the amount (if any) by which the Estimated Closing Net Working Capital exceeds the Targeted Net Working Capital, minus (iv) the amount (if any) by which the Targeted Net Working Capital exceeds the Estimated Closing Net Working Capital, and minus (v) the Agreed Outlier Deduction Amount.
“Excess Amount” shall have the meaning set forth in Section 1D(iii).
“Extended Claim Amount” shall have the meaning set forth in Section 9C(iii).
“Extended Survival Date” shall have the meaning set forth in Section 9C(iii).
“Facility” shall have the meaning set forth in Section 5O(i).
“Federal Health Care Programs” shall have the meaning set forth in Section 5Z(iii)(d).
“Filings” shall have the meaning set forth in Section 5P(i).
“Financial Statements” shall have the meaning set forth in Section 5E(i).
“Financial Statements Certificate” shall have the meaning set forth in Section 2B(iv)(d).

“FTC” shall have the meaning set forth in Section 10E.
“Fundamental Representations” means the representations and warranties set forth in Sections 4A, 4B(i), 4C, 5A, 5B, 5C, 5D(i), 5W, 6A, 6B(i) and 6D.
“Funded Indebtedness” means the Senior Credit Facilities, the Georgian Bank Loans, the WRM Note and the Secured Promissory Note, dated as of May 1, 2004, made by Regency Hospital Company of Macon, LLC in favor of The Medical Center of Central Georgia, Inc.
“GAAP” means United States generally accepted accounting principles.
“General Escrow Account” shall have the meaning set forth in Section 1C(iii)(b).
“General Escrow Amount” means $10,000,000.
“General Survival Date” shall have the meaning set forth in Section 9C(ii).
“Georgian Bank Loans” means (a) that certain Promissory Note, dated as of September 22, 2004, made by Regency Hospital of Minneapolis, LLC, in favor of Georgian Bank; (b) that certain Loan Agreement, dated as of December 1, 2005, by and between Regency Hospital of North Dallas, LLC, and Georgian Bank; (c) that certain Construction Loan Agreement, dated as of December 1, 2005, by and between Regency Hospital of North Dallas, LLC and Georgian Bank; (d) that certain Loan Agreement, dated as of April 21, 2006, by and between Regency Hospital of Fort Worth, LLC and Georgian Bank; (e) that certain Construction Loan Agreement, dated as of April 21, 2006, by and between Regency Hospital of Fort Worth, LLC and Georgian Bank; and (f) each other document or agreement executed in connection with (a) through (e) above, as the same have been and may be amended, modified, supplemented or waived from time to time.
“Governmental Entity” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official organization, unit, body or entity and any court or other tribunal), (d) any self-regulatory authority (including the NYSE) and (e) and entity that acts for or on behalf of any governmental or quasi-governmental authority under a contract or otherwise, including without limitation any Medicare Administrative Contractor, Fiscal Intermediary, Carrier, Affiliated Contractor, Recovery Audit Contractor, Zone Program Integrity Contractor, Program Safeguard Contractor, or Medicaid Integrity Contractor.
“Guarantor” shall have the meaning set forth in the preamble.
“Hazardous Substances” shall have the meaning set forth in Section 5AA.
“Health Care Programs” shall have the meaning set forth in Section 5Z(iii)(d).
“HIPAA” shall have the meaning set forth in Section 5N(viii).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, without duplication, (a) all obligations of the Company and its Subsidiaries for borrowed money owed to any third party, including pursuant to the Senior Credit

Facilities, (b) all obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes, mortgages or similar instruments, (c) all obligations of the Company and its Subsidiaries issued or assumed as the deferred purchase price of property or services (including the earned portion and any amounts reasonably expected to be earned of any so-called “earn-out” obligations) but excluding such obligation to pay the deferred purchase price of such property or services that are trade accounts payable incurred in the ordinary course of business, (d) all obligations of the Company and its Subsidiaries under interest rate or currency swap transactions (valued at the termination value thereof and including swap breakage or assessed fees), (e) all reimbursement obligations, contingent or otherwise, under a drawn acceptance, drawn letter of credit or a similar drawn facility, (f) all guarantees and arrangements having the economic effect of a guarantee of the Company or its Subsidiaries of any indebtedness of the type mentioned in other sections of this definition of any other Person, (g) obligations under leases required in accordance with GAAP to be recorded as capital leases, (h) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (i) all interest, any premiums payable or any other costs or charges (including any prepayment penalties or breakage costs) on any instruments or obligations described in clauses (a) through (h) hereof, (j) all Company Transaction Expenses, (k) all Representative Expenses, (l) the Ohio Matter Payoff Amount, and (m) all obligations of the Company and its Subsidiaries for any change of control, sale bonus or similar payment obligations to employees of the Company or its Subsidiaries payable as a result of the consummation of the transactions contemplated by this Agreement; provided that in no event shall Indebtedness include (1) any liabilities or obligations related to inter-company debt between the Company and any of its wholly owned Subsidiaries and any wholly owned Subsidiary of the Company and another wholly owned Subsidiary of the Company, or (2) any fees and expenses to the extent incurred by the Company at the direction of Buyer or otherwise specifically relating to Buyer’s or its Affiliates’ financing (including obtaining any consent, agreement or waiver requested by Buyer relating thereto) for the transactions contemplated hereby.
“Indemnified Party” shall have the meaning set forth in Section 9F(i).
“Indemnifying Party” shall have the meaning set forth in Section 9F(i).
“Intellectual Property” means any and all worldwide industrial and intellectual property rights, irrespective of whether such rights are registered, including, without limitation, all rights in and to the following: (i) patents and patent applications, (ii) trademarks, service marks, trade dress, logos and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) Technology, trade secrets, inventions (whether patentable or unpatentable and whether or not reduced to practice) and know-how, and (vi) Internet domain names.
“IRS” shall have the meaning set forth in Section 5N(ii).
“knowledge” when used in the phrase “to the knowledge of the Company” or similar phrases means, and shall be limited to, the actual knowledge of each of William L. Anderson, Kenneth M. Miles, Damian Canterini, Pat Jones, David Barnes, Everet Taylor and Alex Dali.
“Latest Balance Sheet” shall have the meaning set forth in Section 5E(i).
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real or immovable property that is used in the Company’s or any of its Subsidiaries’ business.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.
“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, survey, examination or investigation commenced, brought, conducted or heard by or before any Governmental Entity or any arbitrator or arbitration panel.
“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, order, rule, regulation, ruling or requirement, in each case having the force or effect of law, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
“Licenses” shall mean all licenses, permits, certifications, registrations, certificates of need, certificates of occupancy, Drug Enforcement Administration registrations, franchises, approvals, consents, waivers and authorizations from state and federal healthcare programs and Governmental Entities, but Licenses shall not include Environmental Permits.
“Lien” means any mortgage, deed of trust, lien, pledge, hypothecation, claim, charge, security interest, option, right of first refusal, preemptive right, community property interest, restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), infringement, easement, title defect or other adverse claim of ownership or use, or other encumbrance of any kind, character or description, whether or not of record (including any deposit, conditional or installment sale, other title retention contract or capital lease), any lease in the nature thereof, or any filing of, or agreement to give, any financing statement.
“Limitation Date” shall have the meaning set forth in Section 10A.
“Litigation Conditions” shall have the meaning set forth in Section 9F(ii).
“Losses” means any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, cost or expense (including reasonable attorneys’ fees), including in respect of enforcement of indemnity rights hereunder.
“Majority Holders” shall have the meaning set forth in Section 10H.
“Money Purchase Plan” means a “money purchase pension plan” as described in Treasury Regulation Sections 1.401-1(b)(1)(i).
“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.
“Net Working Capital” means the excess of (i) the sum of the Company’s and its Subsidiaries’ current assets (including, for the avoidance of doubt, the cash and cash equivalents of the Company and its Subsidiaries) on a consolidated basis determined in accordance with GAAP applied on a basis consistent with the Applicable Accounting Principles, over (ii) the sum of the Company’s and its Subsidiaries’ current liabilities on a consolidated basis determined in accordance with GAAP applied on a basis consistent with the Applicable Accounting Principles; provided, that notwithstanding clause

(i) above, the current assets of the Company and its Subsidiaries shall include and be deemed to include all Post-Signing Macon Capital Expenditures, but only so long as any obligation to pay for such Post-Signing Macon Capital Expenditure that is not paid for in cash prior to the Adjustment Calculation Time is included in the calculation of current liabilities; provided, further, that notwithstanding clause (ii) above, the current liabilities of the Company and its Subsidiaries shall not include (1) Company Transaction Expenses, Representative Expenses, any liabilities or obligations in respect of Outlier Adjustments and any other liabilities that are included in the definition of Indebtedness or that otherwise reduce the Purchase Price, and (2) fees and expenses to the extent incurred by the Company at the direction of Buyer or otherwise specifically relating to Buyer’s or its Affiliates’ SEC reporting obligations or financing (including obtaining any consent, agreement or waiver relating thereto) for the transactions contemplated hereby. If not fully satisfied prior to the Closing, the consideration to be paid to acquire the equity interests of the Subsidiary of the Company set forth on Section 2B(xiii) of the Company Disclosure Letter as contemplated by Section 2B(xiii) shall be included as a current liability in the calculation of Net Working Capital, Estimated Closing Net Working Capital and Closing Net Working Capital. By way of example, if the Closing were to have occurred on March 31, 2010, Net Working Capital would have been calculated in accordance with and as set forth on Schedule 8A(iii).
“Notice of Disagreement” shall have the meaning set forth in Section 1D(i).
“NYSE” means, collectively, the New York Stock Exchange, or any successor entity or entities thereto.
“Ohio Matter Payoff Amount” means the aggregate amounts owing as of the Closing by Regency (as defined in the Ohio Matter Settlement Agreement) pursuant to Section III.1.C. of the Ohio Matter Settlement Agreement. In no event shall the Ohio Matter Payoff Amount include any obligations (whether payment or otherwise) in respect of or pursuant to the Regency Integrity Agreement (notwithstanding anything therein or herein to the contrary).
“Ohio Matter Settlement Agreement” means that certain Settlement Agreement, dated as of April 7, 2009, by and among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services, the Company, the Subsidiaries of the Company party thereto and Melissa A. Bailosky.
“Organizational Documents” means (i) the certificate or articles of incorporation, organization or formation and the by-laws, the partnership agreement or operating or limited liability company agreement (as applicable), and (ii) any documents comparable to those described in clause (i) as may be applicable pursuant to any applicable Legal Requirement.
“Outlier Adjustment” means a reconciliation, audit or similar adjustment with respect to any Cost Report Year (including, without limitation, any time value of money adjustment imposed in the reconciliation process described below, and whether made or otherwise effected through a demand for payment, an offset against, or deduction from, future payments, claim for reimbursement or otherwise and whether any such adjustment is made or otherwise effected before, at or after the Closing) to a Medicare outlier payment received by the Company or any Subsidiary of the Company prior to the Closing (or any Medicare outlier payment which the Company or any Subsidiary of the Company is entitled to receive prior to the Closing) imposed by CMS pursuant to the adjustment, audit, reconciliation and similar process contemplated by 42 C.F.R. § 412.525(a)(4)(ii); 42 C.F.R. §§ 412.84(i)(4), (m); and 42 C.F.R. §412.529(f) (or similar or successor regulations or provisions).
“Outside Date” shall have the meaning set forth in Section 7A(vi).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements, servitudes and other interests and rights appurtenant thereto, owned by the Company or any of its Subsidiaries.
“Parent” means Select Medical Holdings Corporation, a Delaware corporation.
“Partnership Subsidiaries” means Regency Hospital of Fort Worth, LLLP, a Delaware limited partnership, Regency Hospital of North Dallas LLLP, a Delaware limited liability limited partnership, Regency Hospital of Odessa, LLLP, a Delaware limited liability limited partnership, and Regency Hospital of Tucson, LLC, an Arizona limited liability company.
“Payment” shall have the meaning set forth in Section 5Z(iii)(e).
“Permitted Encumbrances” means (i) any restriction on transfer arising under applicable securities Legal Requirements, (ii) Liens for Taxes not yet due or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (iii) any statutory or common law landlord’s liens created pursuant to or arising with respect to a lease, sublease or license by the Company or Subsidiary of the Company of Leased Real Property arising or incurred in the ordinary course of business which are not overdue, (iv) the terms, provisions, restrictions and limitations of any personal property lease to the extent that such terms, provisions, restrictions and limitations do not materially impair the operation of the business at the facility at which such leased personal property is located, (v) Liens under the Senior Credit Facilities which will be discharged at or prior to the Closing, (vi) mechanics Liens and similar Liens for labor, materials, or supplies incurred in the ordinary course of business and not yet due, (vii) zoning, building codes, and other land use Legal Requirement regulating the use or occupancy of Leased Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Leased Real Property and that do not materially interfere with the present use of the property affected thereby; (viii) easements, servitudes, covenants, conditions, restrictions, and other similar matters affecting title to any assets of the Company or any of its Subsidiaries and other title defects that in each case do not or would not materially detract from the value and do not impair the use or occupancy of such assets, and (ix) Liens set forth on Section 8A(i) of the Company Disclosure Letter.
“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.
“Post-Signing Macon Capital Expenditures” means the aggregate amount of all capital expenditures the obligations for which are incurred (whether paid in cash or accrued as a current liability) by the Company or any of its Subsidiaries during the Pre-Closing Period in connection with the Development Project located at 535 Coliseum Drive, Macon GA 31217, but only to the extent such capital expenditures the obligations for which are incurred are either (i) contemplated by the budget contained in Exhibit K for such Development Project or (ii) approved in advance by Buyer. Any capital expenditures incurred prior to the date hereof in connection with the Development Project located at 535 Coliseum Drive, Macon GA 31217 that are not paid in full prior to the Adjustment Calculation Time will be considered current liabilities for purposes of the calculation of Net Working Capital, Estimated Closing Net Working Capital and Closing Net Working Capital.
“Pre-Closing Period” shall have the meaning set forth in Section 3A.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Pre-Closing Taxes” means the excess, if any, of (i) the sum of (A) all liability for Taxes of each of the Company and its Subsidiaries for any Pre-Closing Tax Period (other than real estate, personal property or similar ad valorem taxes) (excluding (x) any Taxes arising on the Closing Date after the Closing as a result of actions outside the ordinary course of business taken by or on behalf of Buyer or its Affiliates (including the Company and its Subsidiaries) following the Closing and (y) any Taxes attributable to an election under Section 338 of the Code made by Buyer or any of its Affiliates with respect to the acquisition or deemed acquisition of any of the Subsidiaries) plus (B) any obligation to indemnify or otherwise assume or succeed to any liability for Taxes of any other Person for any Pre-Closing Tax Period whether by contract, under common law doctrines of de facto merger and successor liability or otherwise, over (ii) the amount reflected as a liability for Taxes (plus the amount, if any, reflected as a liability for Taxes of other Persons described in clause (i)(B) hereof) in the determination of Closing Net Working Capital (other than real estate, personal property or similar ad valorem taxes). The determination of the Taxes of the Company or any of its Subsidiaries or any other Person for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company or any of its Subsidiaries for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company or any of its Subsidiaries were closed at the close of the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.
“Professional Employee” shall have the meaning set forth in Section 5T(v).
“Purchase Price” means the amount equal to the result of (i) the Base Purchase Price, minus (ii) the Closing Indebtedness, plus (iii) the amount (if any) by which the Closing Net Working Capital exceeds the Targeted Net Working Capital, minus (iv) the amount (if any) by which the Targeted Net Working Capital exceeds the Closing Net Working Capital, minus (v) the Agreed Outlier Deduction Amount.
“Purchase Price Adjustment Escrow Account” shall have the meaning set forth in Section 1C(iii)(a).
“Purchase Price Adjustment Escrow Amount” means $2,000,000.
“Real Property” means the Owned Real Property and the Leased Real Property.
“Regency Integrity Agreement” means that certain Corporate Integrity Agreement, effective on or about April 14, 2009, by and between the Office of Inspector General of the Department of Health and Human Services and the Company, a copy of which is attached hereto as Section 8A(ii) of the Company Disclosure Letter.
“Releasees” shall have the meaning set forth in Section 11S(i).
“Releasors” shall have the meaning set forth in Section 11S(i).
“Representation” shall have the meaning set forth in Section 11D.
“Representative” shall have the meaning set forth in the preamble.

“Representative Expenses” means an amount estimated by the Representative for fees and expenses incurred or estimated to be incurred by the Representative in its capacity as such either before or after the Closing; provided, that Representative Expenses shall be no more than the amount set forth in the calculation of Closing Indebtedness.
“Required Consent Lease” means those Leases that would be required to be listed in Section 2B(xii) of the Company Disclosure Letter.
“Retained Rights” means (i) the rights of any Releasor under this Agreement or any agreement entered into prior to Closing with Parent or any of its Subsidiaries (including, without limitation, Buyer) in connection herewith, (ii) the rights of any Releasor (that is a natural person) that is an employee of or other service provider to the Company or any Subsidiary for wages, salary, bonus or other compensation or vested employee benefits arising prior to the Closing to which such Releasor is specifically entitled under the Employee Benefit Plans as a result of such Releasor’s employment by the Company or any of its Subsidiaries and which do not represent liabilities (as determined in accordance with GAAP) of the Company or any Subsidiary as of the Closing, and (iii) the rights of any such Releasor to exculpation, indemnification, reimbursement or advancement of expenses as a director, manager, managing member or officer pursuant to the Organizational Documents of the Company or any Subsidiary of the Company, but solely with respect to third party claims (for the avoidance of doubt, excluding any claims by Seller or any Affiliate of any Seller) made after the Closing (as long as such Releasor did not have actual knowledge of such claim prior to the Closing).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” shall have the meaning set forth in the preamble.
“Seller Disclosure Letter” means the Seller Disclosure Letter delivered by the Seller to Buyer on the date hereof, as amended, supplemented or restated in accordance with Section 11H of this Agreement.
“Seller Group” shall have the meaning set forth in Section 10J.
“Seller Parties” means the Sellers, any Affiliate of any Seller and their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.
“Senior Credit Facilities” means that certain Amended and Restated Credit Agreement, dated as of July 31, 2009 by and among Regency Hospitals, LLC, the other credit parties signatory thereto, the lenders listed on the signature pages thereto, CIT Healthcare LLC, as administrative agent, and CIT Capital Securities LLC, as sole lead arranger and book runner, and each other document or agreement executed in connection therewith, as the same have been and may be amended, modified, supplemented or waived from time to time.
“State Health Care Programs” shall have the meaning set forth in Section 5Z(iii)(d).
“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership, membership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, membership, association or other business entity gains or losses or shall be or control the managing director, general partner or manager of such partnership, limited liability company, association or other business entity.
“Tail Policy” shall have the meaning set forth in Section 10G(ii).
“Targeted Net Working Capital” means $33,587,000.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, ad valorem, profits, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, goods and services, alternative or add-on minimum, estimated or other tax, fee, assessment, levy or charge of any kind whatsoever including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing.
“Tax Proceeding” shall have the meaning set forth in Section 10F(iii).
“Tax Return” means any Tax return, declaration, report, claim for refund, or information return or statement filed or required to be filed by the Company or any of its Subsidiaries.
“Technology” means, collectively, specifications, quality control procedures, manufacturing processes, designs, formulae, methods, techniques, ideas, data, improvements, software and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used, incorporated or embodied in or displayed by any of the foregoing or used in the design, development, reproduction, sale, marketing, maintenance or modification of any of the foregoing.
“Third Party Claim” shall have the meaning set forth in Section 9F(i).
“Title IV Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, other than a Multiemployer Plan.
“UCC” means the Uniform Commercial Code.
“Units” shall have the meaning set forth in that certain Fifth Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 30, 2009, as the same may be amended, modified or waived from time to time.
“WARN Act” shall have the meaning set forth in Section 5BB(iii).

“WRM Note” means that certain Secured Promissory Note, dated as of December 21, 2004, issued by Regency Hospital of Minneapolis, L.L.C., a Delaware limited liability company, to Waud Realty — Minneapolis LLC, a Delaware limited liability company.